Exhibit 10.12

Execution Version

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of March 18, 2013, is by and among UFI ACQUISITION, INC., a Delaware corporation (“Buyer”), UFI MERGER SUB, INC., a Delaware corporation (“Merger Sub”, and together with Buyer and Target (as hereinafter defined), the “Company”), and THE PENINSULA FUND V LIMITED PARTNERSHIP, a Delaware limited partnership (the “Purchaser”). Capitalized terms used in this Agreement are defined in Section 11.1.

To induce Purchaser to purchase the Senior Subordinated Note from the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.            DESCRIPTION OF SENIOR SUBORDINATED NOTE AND COMMITMENT

1.1          Description of Senior Subordinated Note.

The Company will authorize the issuance and sale of its Senior Subordinated Note which shall be dated as of the Closing Date, shall be in the aggregate original principal amount of $11,500,000, and shall bear interest at the fixed rate of 16.0% per annum; provided, however, that upon the occurrence of a Default or an Event of Default, and during the continuance thereof, the unpaid principal amount of the Senior Subordinated Note shall bear interest at the rate of 19.0% per annum. Interest on the Senior Subordinated Note shall be computed on the basis of the actual number of days elapsed over a 365 day year. The Senior Subordinated Note shall be substantially in the form attached hereto as Exhibit A-1.

1.2          Commitment; Funding.

Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to Purchaser and Purchaser agrees to purchase from the Company, the Senior Subordinated Note in the principal amount of $11,500,000 at a price of one hundred percent (100%) of such principal amount. The Senior Subordinated Note will be delivered to Purchaser in fully registered form, and shall be issued in its name or the name of its nominee.

1.3          Origination Points.

(a)          The Company shall pay to Purchaser origination points in the amount of 2.0% of the principal amount of the Senior Subordinated Note in immediately available funds, $20,000 of which has been paid by the Company to Purchaser, and the balance of which shall be paid on or prior to the Closing Date.

(b)          All origination points paid under this Section 1.3 are fully earned and nonrefundable. Purchaser may, at its option, deduct the balance of the amount of the origination points to be paid on the Closing Date from the purchase price of the Senior Subordinated Note.

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1.4          Use of Proceeds.

The proceeds from the sale of the Senior Subordinated Note shall be used solely (a) to fund the Acquisition, (b) to pay all fees, costs and expenses payable pursuant to this Agreement and the Other Agreements, and (c) prior to such proceeds being used for the purposes set forth in the preceding clauses (a) and (b), for Permitted Investments on a temporary basis.

2.            PAYMENT AND PREPAYMENT OF SENIOR SUBORDINATED NOTE

2.1          Principal and Interest Payments.

(a)          Unless otherwise accelerated pursuant to the terms hereof, principal and interest on the Senior Subordinated Note shall be due and payable as follows:

(i)          All outstanding principal shall be due and payable on the Maturity Date.

(ii)         Interest shall be due and payable (A) monthly in arrears on each Interest Payment Date, commencing March 31, 2013, and (B) on the Maturity Date.

(b)          Each payment under Section 2.1(a)(i) shall be applied first to any expenses to which Purchaser may be entitled, second to accrued interest, third to Deferred Interest and fourth to principal. If any payment is not received by Purchaser on or before its due date, the Company shall pay a late fee equal to the greater of (a) $1,000 or (b) one percent (1%) of the amount due.

(c)          At the Company's sole option, the Company may elect, on any Interest Payment Date with respect to the interest payment then due on the Senior Subordinated Note, by giving notice to Purchaser on such Interest Payment Date, to pay in cash a portion of such interest payment at a rate not less than twelve percent (12.0%) per annum, and to defer the remaining portion of the accrued but unpaid interest then due (the "Partial Deferral"). If the Company elects to defer a portion of the interest then due, the Company will execute and deliver to Purchaser a note, in the form attached hereto as Exhibit A-2 (together with any and all notes issued in replacement or substitution therefor, the "Deferral Note"), which note will be in the amount of the deferred interest, will bear interest at the rate of sixteen percent (16.0%) per annum prior to an Event of Default and nineteen percent (19.0%) per annum subsequent to and during the continuance of an Event of Default, payable monthly on each Interest Payment Date, and will be due and payable on the Maturity Date. On each succeeding Interest Payment Date, the company, at its sole option, will be entitled to elect a Partial Deferral for the interest payment then due on the Senior Subordinated Note, and to elect to either pay the interest then due on the Deferral Note in cash or to defer the payment of such interest (a "Subsequent Interest Deferral"). On any Interest Payment Date that the Company elects a Partial Deferral, a Subsequent Interest Deferral or both, the Company will execute and deliver a replacement Deferral Note in the new principal amount equal to the principal amount of the then existing Deferral Note, plus the interest deferred on the Senior Subordinated Note pursuant to the then-elected Partial Deferral, if any, plus the interest deferred pursuant to the then-elected Subsequent Interest Deferral, if any. The outstanding principal amount of the Deferral Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date.

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2.2          Optional Prepayments.

(a)          At the Company's option, upon notice given as provided below and subject to the terms of the Subordination Agreement, the Company may, at any time and from time to time, prepay all or any part of the principal of the Senior Subordinated Note, by payment to Purchaser of an amount equal to (i) the principal amount to be prepaid, plus (ii) accrued unpaid interest on the principal amount so prepaid, plus (iii) if prepayment is made on any day other than the last day of a month, an amount equal to the interest which would have been earned on the amount prepaid through the last day of such month, (iv) any expense or indemnification amounts for which Purchaser may be entitled to receive payment or reimbursement hereunder or, if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations, plus (v) if the Senior Subordinated Note, plus all accrued interest (including deferred interest) and all other amounts due and owing the Purchaser hereunder, are prepaid in whole or in part at any time prior to the second (2nd) annual anniversary of the Closing Date, a fee (the "Yield Maintenance Fee") equal to the difference between (I) the Minimum Yield Amount and (II) the Investment Proceeds earned on the prepaid principal amount from the date the Senior Subordinated Note is funded through the date of prepayment.

(b)          Each partial payment under this Section 2.2 shall be in a principal amount of not less than $250,000 or, if greater than $250,000, then in integral multiples of $100,000. Each prepayment under this Section 2.2 shall be applied first to the Yield Maintenance Fee, if any, second to any expenses to which Purchaser may be entitled, third to accrued interest on the principal amount prepaid, fourth to installments of principal in the inverse order of their maturities, and fifth if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Senior Subordinated Obligations. The amount of any such prepayment or any prepayment under Section 2.3 may not be reborrowed from the Purchaser by the Company. The Company shall give notice of any optional prepayment to Purchaser not less than thirty (30) days nor more than sixty (60) days before the date for prepayment, specifying in each such notice the date upon which prepayment is to be made and the principal amount of the Senior Subordinated Note (together with accrued interest and any applicable Yield Maintenance Fee ) to be prepaid on such date. Notice of prepayment having been so given, the applicable prepayment amount shall become due and payable on the specified prepayment date. The Company shall have no right to prepay the Senior Subordinated Note except as provided in this Section 2.2 or in Section 2.3.

2.3          Mandatory Prepayments.

The Company shall, subject to the terms of the Subordination Agreement and subject to Purchaser's right in its sole discretion to waive such prepayments, make mandatory prepayments in each of the following circumstances:

(a)          Concurrently with an Initial Public Offering by the Company or any of its Subsidiaries of any of the Company's or its Subsidiaries’ debt or equity securities, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of the (i) net proceeds of any such Initial Public Offering or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Yield Maintenance Fee).

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(b)          If during any fiscal year the Company or its Subsidiaries shall sell or otherwise dispose of (other than as permitted by Section 6.9 or Section 7.3) any property or properties, then, to the extent any proceeds remain after prepayment of the Senior Debt pursuant to the Senior Loan Documents, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sales or other dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Yield Maintenance Fee), such prepayment to be made within two (2) Business Days of receipt of such net proceeds.

(c)          If at any time a Change of Control shall occur, the Company shall prepay all Senior Subordinated Obligations.

(d)          In the event of any collection of or realization by the Purchaser upon any Collateral following an Event of Default, the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate net cash proceeds of all collections or other realizations of Collateral by Purchaser or (ii) the aggregate amount of all Senior Subordinated Obligations (including any Yield Maintenance Fee).

(e)          In the event of any sale or other disposition of all or substantially all of the stock or assets of the Company or any Subsidiary of the Company in a single transaction or series of transactions (other than as permitted by Section 6.9 or Section 7.3), the Company shall prepay the Senior Subordinated Obligations in an amount equal to the lesser of (i) the aggregate net cash proceeds of such sales or dispositions or (ii) the aggregate amount of all Senior Subordinated Obligations.

(f)          Notwithstanding Section 2.1 hereof and the terms of any Deferral Note, commencing with the first “accrual period” (as defined for purposes of the Code) ending after the fifth anniversary of the Closing Date, the Company must and shall pay in cash, on or before the end of such accrual period, the outstanding principal amount and all accrued and unpaid interest under any Deferral Note if, but only to the extent that, the aggregate amount outstanding under any Deferral Note, and any unpaid interest that has accrued and not been paid thereon in cash from the Closing Date through the end of such accrual period, exceeds the product of the “issue price” (as defined for purposes of the Code) for the Senior Subordinated Note and the “yield to maturity” (as defined for purposes of the Code) on the Senior Subordinated Note.

Any prepayment under this Section 2.3 shall be subject to payment of (i) accrued unpaid interest on the principal amount prepaid, plus (ii) if the prepayment is made on any day other than the last day of the month, an amount equal to the interest which would have been earned on the amount prepaid through the last day of the month, plus (iii) a Yield Maintenance Fee. Any such prepayments shall be applied first to accrued interest on the Senior Subordinated Note, second to the Deferral Note, if any, third to any Yield Maintenance Fee, fourth to any expenses for which Purchaser may be entitled, fifth to installments of principal in the inverse order of their maturities on the Senior Subordinated Note, and sixth if the Senior Subordinated Note is being prepaid in full, the aggregate amount of all other Subordinated Obligations. The amount of any such mandatory prepayment may not be reborrowed by the Company from the Purchaser. Anything herein to the contrary, notwithstanding, in the circumstances described in Sections 2.3(c) and (e) the Purchaser agrees to waive the Yield Maintenance Fee.

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2.4          Reasonableness of Yield Maintenance Fee.

The Company agrees and acknowledges that any Yield Maintenance Fee payable pursuant to Section 2.2 or Section 2.3 is the product of arm's length negotiation between the parties and the amount thereof constitutes reasonable compensation for loss by the Purchaser of the opportunity to recover loan origination expenses and profits over the balance of the term of this Agreement, and is not a penalty.

2.5          Additional Payments.

Unless otherwise provided herein or in the Other Agreements, all Senior Subordinated Obligations, other than principal and interest on the Senior Subordinated Note and the Deferral Note, if any, shall be payable by the Company to the Holder thereof, on demand, and shall bear interest from the date of demand until paid at the rate of interest then applicable to the Senior Subordinated Note under Section 1.1. Payment of fees and expenses due and payable on the Closing Date to Purchaser and Purchaser's legal counsel shall be paid in full on the Closing Date.

2.6          Direct Payment.

The Company will pay all sums becoming due hereunder and on the Senior Subordinated Note to Purchaser at the address specified for Purchaser on Annex I hereto, by wire transfer in U.S. Dollars of Federal Reserve or other immediately available funds (which does not include ACH (automated clearing house) or EFT (Electronic Funds Transfers)), to the account specified for Purchaser on Annex I or at such other address or in such other form as Purchaser shall have designated by notice to the Company at least five Business Days prior to the date of any payment, in each case without presentment and without notations being made thereon. All payments by the Company shall be made without defense, set-off or counterclaim. Any wire transfer shall identify such payment as "Unique Fabricating, 16.0% Senior Subordinated Note” and shall identify the payment as principal, premium, interest and/or reimbursement of costs and expenses, together with the applicable date or period to which it relates.

2.7          Payments Payable on Business Days.

Payments of all amounts due hereunder or under the Senior Subordinated Note or the Deferral Note shall be made on a Business Day. Any payment due on a day that is not a Business Day shall be made on the immediately preceding Business Day, together with all interest (if any) accrued to and including such preceding Business Day.

2.8          Interest Laws.

(a)          Notwithstanding any provision to the contrary contained in this Agreement or any Other Agreement, the Company shall not be required to pay, and Purchaser shall not be permitted to contract for, take, reserve, charge or receive, any compensation which constitutes interest under applicable law in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any Other Agreement or otherwise contracted for, taken, reserved, charged or received, then in such event: (i) the provisions of this Section 2.8 shall govern and control; (ii) the Company shall not be obligated to pay any Excess Interest; (iii) any Excess Interest that Purchaser may have contracted for, taken, reserved, charged or received hereunder shall be, at Purchaser's option, (A) applied as a credit against the outstanding principal balance of the Senior Subordinated Obligations or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (B) refunded to the payor thereof, or (C) any combination of the foregoing; (iv) the interest provided for shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the Other Agreements shall be deemed to have been, and shall be, reformed and modified to reflect such reduction; and (v) the Company shall have no action against Purchaser for any damages arising due to any Excess Interest.

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(b)          Notwithstanding the foregoing, if for any period of time interest on any Senior Subordinated Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Senior Subordinated Obligations thereafter shall remain at the Maximum Rate until Purchaser shall have received the amount of interest which Purchaser would have received during such period on such Senior Subordinated Obligations had the rate of interest not been limited to the Maximum Rate during such period. All sums paid or agreed to be paid hereunder or under the Other Agreements for the use, forbearance or detention of sums due shall, to the extent permitted by applicable law, be amortized, pro-rated, allocated and spread throughout the full term of the Senior Subordinated Obligations until payment in full so that the rate or amounts of interest on account of the Senior Subordinated Obligations does not exceed the Maximum Rate. The terms of this Section 2.8 shall be deemed incorporated into each Other Agreement and any other document or instrument between the Company and Purchaser or directed to the Company by Purchaser, whether or not specific reference to this Section 2.8 is made.

2.9          Security.

Payment of the Senior Subordinated Note and the other Senior Subordinated Obligations, and the performance of the covenants set forth herein and in the Other Agreements, will be secured by a perfected security interest, mortgage, assignment or Lien, as the case may be (subject only to the prior security interest, mortgage, assignment or Lien in favor of the Senior Lender and subject to the Subordination Agreement, and other Permitted Liens), in favor of Purchaser, in and upon the Collateral. The Company shall, and shall cause its Subsidiaries to, execute, acknowledge and deliver, and/or cause to be executed, acknowledged and delivered, to Purchaser such certificates, stock powers, instruments, security agreements, mortgages, pledges, statements, assignments, consents, Lien waivers, financing statements or amendments thereof, guarantees and other documents, in form and substance reasonably acceptable to Purchaser and as Purchaser reasonably requests, to grant, enforce, perfect and protect such security interest, assignments, Liens and mortgages, including, without limitation, the Security Documents. The Senior Subordinated Obligations shall also be secured by a first priority security interest on the proceeds of the keyman life insurance policies described in Section 6.13.

2.10        Joint and Several Obligations.

Payment of the Senior Subordinated Note and all other Senior Subordinated Obligations, and the performance of the covenants set forth herein are with respect to Buyer and Merger Sub, and will be with respect to Target, UFS and UFR upon execution of a joinder contemporaneous with Closing, the joint and several obligations of Buyer, Merger Sub, Target, UFS and UFR.

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3.            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Company as follows:

3.1          Existence.

It is a Delaware limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

3.2          Authority.

It has the partnership right and power and authority to enter into, execute, deliver and perform its obligations under this Agreement, the Warrant Purchase Agreement, the Stockholders Agreement and the agreements, documents and instruments contemplated thereby to which the Purchaser is a party and its partners, officers or agents executing and delivering this Agreement are duly authorized to do so. This Agreement, the Warrant Purchase Agreement, the Stockholders Agreement and the agreements, documents and instruments contemplated thereby to which the Purchaser is a party have been duly and validly executed and delivered and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3          Investor Status.

It (i) is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended, and (ii) has such knowledge, skill, sophistication and experience in business and financial matters, based on actual participation, that it is capable of evaluating the merits and risks of the purchase of the Senior Subordinated Note and the Stock from the Company and the suitability thereof for Purchaser.

3.4          Investment for own Account.

It is acquiring the Senior Subordinated Note and the Stock for investment for its own account and not with a view to any distribution thereof in violation of applicable securities laws.

3.5          Legend on Notes and Stock.

It agrees that the Senior Subordinated Note and the Stock will bear the appropriate legends referencing restrictions on transfer and will not be offered, sold or transferred in the absence of registration or exemption under applicable securities laws.

4.          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

To induce Purchaser to enter into this Agreement, the Company represents and warrants to Purchaser that, after giving effect to the transactions contemplated by the Acquisition Documents, the Senior Loan Documents, this Agreement and the Other Agreements:

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4.1          Corporate Existence and Authority.

Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing, and in good standing under the laws of its state of Delaware, (b) has all requisite corporate power and authority to own its assets and carry on its business as now conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect. Each of the Company and its Subsidiaries has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement, the Senior Loan Documents, the Acquisition Documents and all Other Agreements to which it is, or in connection with the transactions contemplated hereby may become, a party.

4.2          Financial Statements.

The Company has delivered to Purchaser (a) audited financial statements as at and for the fiscal years ended January 2, 2011 and January 1, 2012, and unaudited financial statements of the Target and its Subsidiaries for the twelve (12) month period ended December 31, 2012, (b) cash flow projections of the Company and its Subsidiaries for the five-year period following the Closing Date together with a written statement of the assumptions underlying them, which are attached as part of Schedule 4.2, and (c) the unaudited pro forma balance sheet of the Company after giving effect to the transactions anticipated by the Acquisition Documents, the Senior Loan Documents, this Agreement, the Stock Purchase Agreement and the Other Agreements (the "Pro Forma Balance Sheet"). The financial statements referred to in clause (a) of this Section 4.2 and the Pro Forma Balance Sheet referred to in clause (c) of this Section 4.2 are true and correct in all material respects, have been prepared in accordance with GAAP (except as otherwise noted therein), and fairly present the financial condition of the Company and its Subsidiaries as of the respective dates indicated therein and the results of the Target's and its Subsidiaries' operations for the respective periods indicated therein (or in the case of the Pro Forma Balance Sheet, present a good faith estimate of the pro forma financial condition of the Company and its Subsidiaries after giving effect to the transactions indicated). At December 31, 2012, neither the Target nor any of its Subsidiaries had any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in such financial statements which are, individually or in the aggregate, material to the condition, financial or otherwise, or operations of the Target as of that date which are not reflected on such financial statements. Except as disclosed on Schedule 4.2, there has been no material adverse change in the condition, financial or otherwise, or operations of the Target or any of its Subsidiaries since November 30, 2012, nor has there otherwise occurred a Material Adverse Effect.

4.3          Default.

Except as disclosed on Schedule 4.3, neither the Company nor any of its Subsidiaries is in default under any loan agreement, indenture, mortgage, security agreement, lease, franchise, permit, license or other agreement or obligation to which it is a party or by which any of its properties may be bound. The Company and its Subsidiaries are paying their debts as they become due.

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4.4          Authorization and Compliance with Laws and Material Agreements.

The execution, delivery and performance by the Company and its Subsidiaries of this Agreement, the Senior Loan Documents the Acquisition Documents and the Other Agreements to which they are or may in connection with the transactions contemplated hereby become a party, have been or prior to the consummation of such transactions will be duly authorized by all requisite action on the part of the Company and its Subsidiaries and do not and will not violate their respective Certificates of Incorporation or Bylaws or any law or any order of any court, governmental authority or arbitrator, and do not and will not upon the consummation of the transactions contemplated hereby conflict with, result in a breach of, or constitute a default under, or result in the imposition of any Lien (except Permitted Liens) upon any assets of the Company or any of its Subsidiaries pursuant to the provisions of any loan agreement, indenture, mortgage, security agreement, franchise, permit, license or other instrument or agreement by which the Company, any of its Subsidiaries, or any of their properties are bound. Except as set forth on Schedule 4.4, no authorization, approval or consent of, and no filing or registration with, any court, governmental authority or third Person is or will be necessary for the execution, delivery or performance by the Company and its Subsidiaries of this Agreement, the Senior Loan Documents, the Acquisition Documents, and the Other Agreements to which it is a party or the validity or enforceability thereof. All such authorizations, approvals, consents, filings and registrations described in Schedule 4.4 have been obtained. Neither the Company nor its Subsidiaries is in violation in any material respect of any term of its respective Certificates of Incorporation or Bylaws, or any contract, agreement, judgment or decree and is in material compliance with all applicable laws, regulations and rules.

4.5          Environmental Condition of the Property.

Except as disclosed on Schedule 4.5:

(a)          The location, construction, occupancy, operation and use of the Property do not violate any applicable law, statute, ordinance, rule, regulation, order or determination of any governmental authority or other body exercising similar functions, or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Property, including, without limitation, all applicable zoning ordinances and building codes, flood disaster, occupational health and safety laws and Environmental Laws and regulations (as referred to in this Section 4.5, collectively, “applicable laws”), a violation of which would have a Material Adverse Effect;

(b)          Without limitation of clause (a) of this Section 4.5, neither the Company, any of its Subsidiaries nor the Property is subject to any existing, pending or to its knowledge threatened investigation or inquiry by any governmental authority or subject to any remedial obligations due to violations of applicable laws;

(c)          Neither the Company nor any of its Subsidiaries is subject to any liability or obligation relating to (i) the environmental conditions on, under or about the Property, including, without limitation, the soil and ground water conditions at the Property, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Substance;

(d)          There is no Hazardous Substance or other substance that may pose any material risk to safety, health or the environment on, under or about any Property.

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(e)          The Company and its Subsidiaries have taken reasonable steps to determine and hereby represent and warrant that no Hazardous Substances have been disposed of or otherwise released on, onto, into, or from the Property, and the use which the Company and its Subsidiaries make and intend to make of the Property does not and will not result in the disposal or other release of any Hazardous Substances on, onto, into or from the Property; and

(f)          The Company and its Subsidiaries have been issued all required material federal, state and local licenses, certificates or permits relating to, and the Property, the Company, its Subsidiaries and their facilities, business, assets, leaseholds and equipment are all in compliance in all material respects with all applicable federal, state and local laws, rules and regulations relating to, air emissions, water discharge, noise emissions, solid or liquid waste disposal, Hazardous Substances, or other environmental, health or safety matters.

4.6          Solvency.

After giving effect to the transactions contemplated by the Senior Loan Documents, this Agreement, the Acquisition Documents, and the Other Agreements, the Company and each of its Subsidiaries will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and:

(a)          the assets of the Company and each of its Subsidiaries, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Company or such Subsidiary;

(b)          current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect the Company's judgment based on present circumstances, the most likely set of conditions and the Company's and each of its Subsidiaries' most likely course of action for the period projected, demonstrate that the Company and each of its Subsidiaries will have sufficient cash flow to enable it to pay its debts as they mature; and

(c)          the Company and each of its Subsidiaries does not have an unreasonably small capital base with which to engage in its anticipated business.

For purposes of clause (a) of this Section 4.6, the “fair valuation” of the assets of the Company and each of its Subsidiaries shall be determined on the basis of the amount which may be realized within a reasonable time, either through collection or sale of such assets at market value, deeming the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessperson from an interested buyer who is willing to purchase as a going concern under ordinary selling conditions.

4.7          Litigation and Judgments.

Except as disclosed on Schedule 4.7, there is no action, suit, proceeding or investigation before any court, governmental authority or arbitrator pending, or to the knowledge of the Company threatened, against or affecting the Company or any of its Subsidiaries, or the transactions contemplated by this Agreement, the Senior Loan Documents, the Acquisition Documents and/or any of the Other Agreements. Except as disclosed on Schedule 4.7, there are no outstanding judgments against the Company or any of its Subsidiaries. None of the matters listed on Schedule 4.7 are reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect.

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4.8          Rights in Properties; Liens.

The Company and each of its Subsidiaries have good and indefeasible title to all properties and assets reflected on its balance sheets, and none of such properties or assets is subject to any Liens, except for Permitted Liens. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all leases necessary for the operation of its other properties, assets, and businesses and all such leases are valid and subsisting and are in full force and effect. There exists no default under any provision of any lease which would permit the lessor thereunder to terminate any such lease or to exercise any rights under such lease which, individually or together with all other such defaults, could have a Material Adverse Effect. Except as listed on Schedule 4.8, the Company and each of its Subsidiaries have the exclusive right to use all of the Intellectual Property necessary to its business as presently conducted, and the Company's and each of its Subsidiaries' use of the Intellectual Property do not infringe on the rights of any other Person. To the best of the Company's knowledge, no other Person is infringing the rights of the Company in any of the Intellectual Property. Neither the Company nor any of its Subsidiaries owes any royalties, honoraria or fees to any Person by reason of its use of the Intellectual Property.

4.9          Enforceability.

This Agreement, the Senior Loan Documents, the Acquisition Documents, and the Other Agreements to which the Company and its Subsidiaries are a party, when delivered, shall constitute the legal, valid and binding obligations of the Company and its Subsidiaries, as the case may be, enforceable against the Company and its Subsidiaries, as the case may be, in accordance with their respective terms.

4.10        Indebtedness.

Neither the Company nor any of its Subsidiaries has any Indebtedness, except for Permitted Indebtedness. All Indebtedness owed by the Company or any of its Subsidiaries to any Affiliate is set forth on Schedule 4.10.

4.11        Taxes.

The Company and each of its Subsidiaries have filed all tax returns (federal, state, and local) required to be filed, including, without limitation, all income, franchise, employment, property, and sales taxes, and has paid or established reserves on its books for all of its tax liabilities, other than immaterial amounts and taxes that are being contested by the Company or such Subsidiary in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser. The Company knows of no pending investigation of the Company or any of its Subsidiaries by any taxing authority or pending but unassessed tax liability of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has made presently effective waiver of any applicable statute of limitations or request for an extension of time to file a tax return, and neither the Company nor any of its Subsidiaries is a party to any tax-sharing agreement.

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4.12        Use of Proceeds: Margin Securities.

The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock. Neither the Company nor any Person acting on its behalf has taken any action that might cause the transactions contemplated by this Agreement, the Senior Loan Documents, the Acquisition Documents, or any of the Other Agreements to violate Regulations T, U or X or to violate the Exchange Act.

4.13        ERISA.

All members of any Controlled Group have complied with all applicable minimum funding requirements and all other applicable and material requirements of ERISA and the Code, applicable to the Employee Benefit Plans it or they sponsor or maintain, and there are no existing conditions that would give rise to material liability thereunder. With respect to any Employee Benefit Plan, all members of any Controlled Group have made all contributions or payments to or under each Employee Benefit Plan required by law, by the terms of such Employee Benefit Plan and the terms of any contract or agreement. No Termination Event has occurred in connection with any Pension Plan, and there are no unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, with respect to any Pension Plan which pose a risk of causing a Lien to be created on the assets of the Company or any of its Subsidiaries or which will result in the occurrence of a Reportable Event. No member of any Controlled Group has been required to contribute to a multiemployer plan, as defined in Section 4001(a)(3) of ERISA. No material liability to the Pension Benefit Guaranty Corporation has been, or is expected to be, incurred by any member of a Controlled Group. The term as referred to in this Section 4.13, includes any joint and several liability. No prohibited transaction under ERISA or the Code has occurred with respect to any Employee Benefit Plan which could have a Material Adverse Effect or a material adverse effect on the condition (financial or otherwise), of an Employee Benefit Plan.

4.14        Delivery of Senior Loan Documents and Acquisition Documents.

Purchaser has received complete copies of the Senior Loan Documents and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. The Senior Loan Documents are in full force and effect. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchaser.

Purchaser has received complete copies of the Acquisition Documents and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. The Acquisition Documents are in full force and effect. None of such documents and agreements has been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or instrument which has heretofore been delivered to Purchaser.

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4.15        Disclosure.

No representation or warranty made by the Company or its Subsidiaries in this Agreement, the Senior Loan Documents, the Acquisition Documents or any Other Agreement to which the Company or its Subsidiaries is a party contains any untrue fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Company or its Subsidiaries which the Company or its Subsidiaries has determined has a Material Adverse Effect, or which the Company or its Subsidiaries has determined could have a Material Adverse Effect, that has not been disclosed in writing to Purchaser.

4.16        Subsidiaries and Capitalization.

Except as set forth on Schedule 4.16, the Company has no Subsidiaries. All the issued and outstanding shares of capital stock of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. The capitalization of the Company and its Subsidiaries on the Closing Date is set forth on Schedule 4.16. The Capital Stock of the Company and its Subsidiaries is owned by the Persons and in the percentages set forth on Schedule 4.16. No violation of any preemptive rights of shareholders of the Company has occurred by virtue of the transactions contemplated under this Agreement, the Senior Loan Documents, the Acquisition Documents or any Other Agreement. Except as set forth on Schedule 4.16, there are no outstanding contracts, options, warrants, instruments, documents or agreements binding upon the Company granting to any Person or group of Persons any right to purchase or acquire shares of the Company's or any Subsidiaries’ Capital Stock, except pursuant to the Warrant Documents.

4.17        Current Locations.

Schedule 4.17 identifies (a) the Company's and each of its Subsidiaries' principal place of business and chief executive office, (b) all the locations where the Company or any of its Subsidiaries maintains any books or records relating to any of its assets, (c) all other locations where the Company or any of its Subsidiaries has a place of business, and (d) each address where any of the Company's or any of its Subsidiaries' assets are located. Schedule 4.17 accurately indicates whether each such location is owned or leased, and, if leased, identifies the owner of such location. No Person other than the Company or any of its Subsidiaries has possession of any material amount of the assets of the Company or any of its Subsidiaries except as disclosed on Schedule 4.17.

4.18        Investment Company Act.

Neither the Company nor any company controlling the Company is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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4.19        Securities Laws.

The Company has complied with or is exempt from the registration and/or qualification requirements of all federal and state securities or blue sky laws applicable to the issuance or sale of the Senior Subordinated Note and the Warrant.

4.20        No Labor Disputes.

Neither the Company nor any of its Subsidiaries is involved in any labor dispute except as set forth on Schedule 4.7. There are no strikes or walkouts or union organization of any of the Company's or any of its Subsidiaries' employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

4.21        Brokers.

Neither the Company, any of its Subsidiaries, nor any of their shareholders has dealt with any broker, finder, commission agent or other Person in connection with transactions referenced in or contemplated by this Agreement or the Other Agreements, nor is the Company, any of its Subsidiaries, or any of their shareholders under any obligation to pay any broker's fee or commission in connection with such transactions, except as set forth on Schedule 4.21.

4.22        Liens.

Purchaser's Liens attaching to the Collateral will constitute at all times valid, perfected and enforceable Liens, subject to no prior or superior Lien except for Permitted Liens. Before purchase of the Senior Subordinated Note, the Company will have taken or caused to be taken, or will have participated with Purchaser in taking, all necessary action (including making all necessary filings) to provide Purchaser with perfected Liens in the Collateral under the laws of all applicable jurisdictions subject only to Liens in favor of Senior Lender.

4.23        Insurance.

The amount and types of insurance carried by the Company and its Subsidiaries, and the terms and conditions thereof, are substantially similar to the coverage maintained by companies in the same or similar business as the Company and its Subsidiaries and similarly situated, including directors and officers insurance.

4.24        Conduct of Business.

On the Closing Date, the Company, the Target and their respective Subsidiaries are engaged only in the business of engineering, manufacturing and sale of foam rubber and plastic components used in noise, vibration and harshness (“NVH”), acoustic management, water and air sealing, and other functional applications within the North American automobile and heavy duty truck markets.

4.25        Officers, Directors, Management Group, Etc.

None of the Company's or its Subsidiaries' officers, directors, or executive employees has been convicted of a felony or been the subject of a criminal, regulatory or governmental investigation or proceeding. No member of the Management Group has any known serious health issues which would interfere with such member's ability to perform his or her management duties in the ordinary course of the Company's and its Subsidiaries' business.

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4.26        Foreign Assets Control Regulations and Anti-Money Laundering.

(a)          The Company (i) is not, to the Company's knowledge, a Person whose Property or interest in Property is blocked or that has been determined to be subject to blocking pursuant to Section 1 of Executive Order 13224 of September 13, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) does not knowingly engage in any dealings or transactions prohibited by Section 2 of such executive order, or otherwise knowingly associate with any such Person in any manner violative of Section 2, and (iii) is not a Person on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control of the U.S. Department of Treasury on June 24, 2003, as updated from time to time, or, to the Company's knowledge, subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

(b)          The Company is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the sale of the Senior Subordinated Note will be used, directly or indirectly, for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.            CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

Purchaser's obligations hereunder shall be subject to (a) the performance by the Company of its obligations hereunder which by the terms hereof are to be performed at or prior to delivery of the Senior Subordinated Note, and (b) the satisfaction of the following conditions on or before the Closing Date:

5.1          Effectiveness of Senior Loan Documents.

The Senior Loan Documents shall be in full force and effect and shall be on terms and conditions satisfactory to Purchaser. All conditions precedent to the making of the Senior Loans shall have been satisfied or waived with Purchaser's consent and the Senior Debt shall have been funded prior to or contemporaneous with the funding of the Senior Subordinated Obligations.

5.2          Effectiveness of Subordination Agreement.

The Subordination Agreement shall have been duly executed and delivered by the parties thereto, and shall be on terms and conditions which are satisfactory to Purchaser.

5.3          Minimum Availability.

The Company shall have available cash and immediately accessible availability (net of standby letters of credit which may be issued under the Senior Loan Documents) under the Senior Loan Documents in an aggregate amount equal to not less than $2,000,000 on the Closing Date after giving effect to the payment of (a) all fees payable to Purchaser under the terms of this Agreement and the Other Agreements, and (b) all costs and expenses arising as a result of the transactions contemplated by this Agreement, the Senior Loan Documents, the Acquisition Documents, and the Other Agreements to which the Company or its Subsidiaries is a party, and Purchaser shall have received satisfactory evidence thereof, including a completed borrowing base certificate in the form required under the Senior Loan Documents.

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5.4          Stockholders Equity.

Stockholders equity of the Buyer shall be not less than $13,500,000 on the Closing Date (excluding any GAAP purchase accounting adjustments), and Purchaser shall have received satisfactory evidence thereof.

5.5          No Litigation; Consummation of Transactions.

No injunction, preliminary injunction, or temporary restraining order shall be threatened or shall exist which prohibits or may prohibit the transactions contemplated herein or any other related transaction, and no litigation or similar proceeding (including, without limitation, any litigation or other proceeding seeking injunctive or similar relief) shall be threatened or shall exist or any development with respect to any pending litigation shall occur, with respect to the Company, its Subsidiaries or the transactions contemplated herein, which, if adversely determined, could in the judgment of Purchaser have a Material Adverse Effect.

5.6          Documents.

Purchaser shall have received the following, each in form and substance satisfactory to Purchaser:

(a)          Senior Subordinated Note. The Senior Subordinated Note issued in the name of Purchaser, duly executed by the Company, along with all of the Other Documents, (including joinders executed by Target and its Subsidiaries (other than UFM)) duly executed by all parties thereto;

(b)          Stock and Stock Documents. Certificates representing the Stock, duly issued by the Buyer to Purchaser, along with the other fully executed Stock Documents and all other documents and instruments required pursuant thereto;

(c)          Security Documents and Other Agreements. The Security Documents, the Subordination Agreement and all Other Agreements, duly executed by the parties thereto;

(d)          Approvals and Consents. Copies, certified by the Company, of all consents, authorizations, filings, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Company or its Subsidiaries, or the validity and enforceability of, this Agreement, the Senior Loan Documents or the Other Agreements to which the Company or its Subsidiaries is a party;

(e)          Opinion of Counsel to the Company and the Shareholders. The written legal opinion of Sills Cummis & Gross P.C., legal counsel to the Company and its United States Subsidiaries, with respect to matters relating to the Company, its Subsidiaries and their shareholders in form and substance acceptable to Purchaser, and a written legal opinion of counsel to the shareholders with respect to the enforceability of the Shareholders Agreement in form and substance acceptable to Purchaser;

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(f)          General Certificate of the Company's and each United States Subsidiary's Secretary. A certificate of the Secretary of the Company and each of its United States Subsidiaries together with true, correct and complete copies of the following:

(i)          Certificates of Incorporation. The Certificates of Incorporation of the Company and each of its Subsidiaries, including all amendments thereto, certified by the Secretary of State of the state of its incorporation and dated within thirty (30) days prior to the Closing Date;

(ii)         Bylaws. The Bylaws of the Company and each of its Subsidiaries, including all amendments thereto;

(iii)        Resolutions. The resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Other Agreements to which the Company is a party;

(iv)        Existence and Good Standing Certificates. Certificates of the appropriate government officials of the state of incorporation of the Company and each of its Subsidiaries as to its existence and good standing, and certificates of the appropriate government officials in each state where the Company or any of its Subsidiaries does business and where failure to qualify as a foreign corporation would have a Material Adverse Effect, as to its good standing and due qualification to do business in such state, each dated within thirty (30) days prior to the Closing Date; and

(v)         Incumbency. The names of the officers of the Company and its Subsidiaries authorized to sign this Agreement, the Senior Loan Documents, the Acquisition Documents and the Other Agreements to be executed by the Company and its Subsidiaries, together with a sample of the true signature of each such officer;

(g)          Senior Loan Documents. Copies of the Senior Loan Documents and each document relating thereto, and a certificate of the President of the Company certifying that such copies are true, correct and complete;

(h)          Acquisition Documents. Copies of the Acquisition Documents and each document relating thereto, and a certificate of the President of the Company certifying that such copies are true, correct and complete;

(i)           Solvency Certificate. A certificate regarding the solvency of the Company and each of its Subsidiaries, which includes a pro forma balance sheet and cash flow projections for the Company and each of its Subsidiaries, executed on behalf of the Company and each Subsidiary by the President of the Company and such Subsidiary;

(j)           Sources and Uses Certificate. A certificate executed on behalf of the Company by the President of the Company, setting forth in reasonable detail the sources and uses of funds in the transactions contemplated hereby and by the Other Agreements;

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(k)          Equity Certificate. A certificate executed on behalf of the Company by the President of the Company detailing the shareholder's equity as of the Closing Date;

(l)           Pro Forma Covenant Compliance Certificate. A certificate executed on behalf of the Company by the President of the Company, setting forth in reasonable detail compliance by the Company with the covenants set forth in Sections 7.9, 7.10, and 7.11 and in the Senior Loan Agreement, as of the month end preceding the Closing Date and after taking into account the transactions contemplated by this Agreement, the Other Agreements, and the Senior Loan Documents, in form and substance satisfactory to Purchaser;

(m)         Trailing Twelve Month Financial Information.         Monthly financial information of the Company, including without limitation Capital Expenditures, and calculation of EBITDA for the trailing twelve months ending immediately prior to the Closing Date, in the form attached hereto as Exhibit C;

(n)          Communication with Accountants. Purchaser shall have received a copy of a letter from the Company addressed to its accountants authorizing such accountants to disclose to Purchaser any and all financial information concerning the Company and its Subsidiaries requested by Purchaser in determining compliance with any of the financial covenants set forth in Sections 7.9, 7.10 and 7.11 and as otherwise contemplated by Section 6.4, together with written authorization from the accountants reviewing or auditing the financial statements of the Company confirming that the Purchaser is authorized to rely on such auditor's reports in form and substance acceptable to Purchaser;

(o)          Transaction Certificate. A certificate executed on behalf of the Company by the President of the Company that, to the best of their knowledge after due investigation, all conditions precedent to the effectiveness of this Agreement have been satisfied or waived;

(p)          Liens. Evidence satisfactory to Purchaser that as of the Closing Date Purchaser has a second priority Lien on all of the Company’s assets and Collateral;

(q)          Additional Information, Other Documents and Agreements. Such other information, documents, agreements, commitments and undertakings as Purchaser or Purchaser's counsel may reasonably request.

(r)          Insurance Certificates. Certificates evidencing insurance coverages in full force and compliance with Section 6.13 hereof.

5.7          Material Adverse Change.

For the period from November 30, 2012 to the Closing Date, and except for the transactions contemplated by this Agreement, the Other Agreements, the Acquisition Documents and the Senior Loan Documents, there shall have been (a) no occurrence or event which, in Purchaser's opinion, has or could have a Material Adverse Effect on the Company or the Target, and (b) no occurrence or event which would lead the Company or Purchaser to believe that the Company would fail to meet the cash flow projections delivered to Purchaser pursuant to Section 4.2.

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5.8          Origination Points; Other Expenses.

Origination points in the aggregate amount set forth in Section 1.3 shall have been paid to Purchaser. All other fees then payable pursuant to this Agreement (including the fees, expenses and disbursements of the Purchaser's counsel) shall have been paid to Purchaser (or such counsel, as applicable).

5.9          No Default or Event of Default.

No Default or Event of Default shall have occurred and be continuing.

5.10       Representations and Warranties.

All representations and warranties contained in this Agreement, the Senior Loan Documents, and the Other Agreements shall be true and correct on the Closing Date.

5.11       Due Diligence.

The Purchaser shall have completed to its satisfaction its business and legal due diligence with respect to the Company and its Subsidiaries.

5.12       Acquisition Consummated.

The Acquisition Documents shall be in full force and effect on terms and conditions satisfactory to Purchaser and in transactions anticipated thereby shall have been consummated.

5.13       Employment Agreements and Covenants.

All members of the Management Group shall enter into employment agreements and/or covenants not to compete in form and substance acceptable to Purchaser.

6.            AFFIRMATIVE COVENANTS

The Company covenants and agrees that, from the date hereof and until all of the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof (unless waived in writing by Purchaser at its sole discretion):

6.1          Financial Statements.

The Company will furnish to Purchaser:

(a)          As soon as available, and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, beginning with the fiscal year ending December 31, 2012, (i) a copy of the annual audit report of the Company and its Subsidiaries for such fiscal year containing consolidated and consolidating balance sheets, statements of income, statements of stockholders' equity, and statements of cash flows as at the end of such fiscal year and for the fiscal year then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by an independent certified public accountant of recognized regional or national standing selected by the Company and consented to by Purchaser to the effect that such report has been prepared in accordance with GAAP; and (ii) a comparison of the actual results during such fiscal year to those originally budgeted by the Company prior to the beginning of such fiscal year, together with a summary analysis of variances prepared by the Company's management. The annual audit report required hereby shall not be qualified or limited. The Company shall deliver copies of all material reports and correspondence sent to the Company or its Subsidiaries by its independent certified public accountants promptly upon receipt thereof.

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(b)          As soon as available, and in any event within thirty (30) days after the end of each calendar month, (i) a copy of an unaudited financial report of the Company as of the end of such calendar month and for the portion of the fiscal year then ended, containing a consolidated and consolidating balance sheet, statement of income, and statement of cash flows for each of the Company and its Subsidiaries, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, together with a comparison of the actual results during such period to those originally budgeted by the Company for such period, and a management discussion and analysis which shall address the items described in Schedule 6.1(b) hereto, and (ii) copies of borrowing base certificates, covenant compliance certificates and all other documents or information required to be delivered by the Company and/or its Subsidiaries to the Senior Lender under the Senior Loan Documents.

(c)          On or before the fifteenth (15th) day of the first month of each fiscal year of the Company, an annual budget or business plan for such fiscal year on a monthly basis, including projected consolidated and consolidating balance sheets, income statements, and cash flow statements for each month of such fiscal year, and, at the beginning of each fiscal quarter, all revisions thereto approved by the Board of Directors of the Company.

6.2          Certificates; Other Information.

The Company will furnish to Purchaser all of the following:

(a)          Concurrently with the delivery of each of the financial statements referred to in Section 6.1 (a) and within thirty (30) days of the end of each fiscal quarter commencing with the fiscal quarter ending on March 31, 2013, a certificate of an authorized officer of the Company in the form of the Covenant Compliance Certificate attached hereto as Exhibit B, (i) stating that no Default or Event of Default has occurred and is continuing or, if such officer has knowledge of a Default or Event of Default, the nature thereof and specifying the steps taken or proposed to remedy such matter, (ii) showing in reasonable detail the calculations showing compliance with Sections 7.9, 7.10, and 7.11, (iii) stating that the financial statements attached have been prepared in accordance with GAAP and fairly and accurately present (subject to normal year-end audit adjustments, for the annual certificates) the financial condition and results of operations of the Company and its Subsidiaries at the date and for the period indicated therein, (iv) containing summary details of revenues, (v) containing a schedule of the outstanding Indebtedness for borrowed money of the Company and its Subsidiaries describing in reasonable detail each such debt issue or loan outstanding and the principal amount and amount of accrued and unpaid interest with respect to each such debt issue or loan, and (vi) reporting on any material adverse change in the relationship between the Company or any of its Subsidiaries and any of their suppliers, franchisees, or customers.

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(b)          As soon as available, (i) a copy of each financial statement, report, notice or proxy statement sent by the Company or any of its Subsidiaries to its shareholders in their capacity as shareholders, (ii) a copy of each regular, periodic or special report, registration statement, or prospectus filed by the Company or any of its Subsidiaries with any securities exchange or the Commission or any successor agency, (iii) any material order issued by any court, governmental authority, or arbitrator in any material proceeding to which the Company or any of its Subsidiaries is a party, (iv) copies of all press releases and other statements made available generally by the Company or any of its Subsidiaries to the public generally concerning material developments in the Company's or any of its Subsidiaries' business, and (v) copies of all material correspondence to or from the Senior Lender.

(c)          Promptly upon Purchaser's reasonable request, (i) a report containing management's discussion and analysis of the business and affairs of the Company and its Subsidiaries which includes, but is not limited to, a discussion of the results of operations compared to those originally budgeted for such period, (ii) a report detailing all matters materially affecting the value, enforceability or collectability of any material portion of its assets, including without limitation, the Company's or any Subsidiaries' reclamation or repossession of, or the return to the Company or any of its Subsidiaries of, a material amount of goods or material claims or disputes asserted by any customer or other obligor, and (iii) such additional information concerning the Company or any of its Subsidiaries as Purchaser may reasonably request.

6.3          Books and Records.

The Company and its Subsidiaries will keep (a) proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books from its earnings allowances against doubtful receivables, advances and investments and all other proper accruals (including, without limitation, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP.

6.4          Financial Disclosure.

The Company hereby irrevocably authorizes and directs, and agrees to cause its Subsidiaries to irrevocably authorize and direct all accountants and auditors employed by it at any time during the term of this Agreement to exhibit and deliver to Purchaser copies of any of the Company's or any of its Subsidiaries' financial statements, trial balances, work papers or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Purchaser any information they may have concerning the Company's or any of its Subsidiaries' financial status and business operations. On the Closing Date by letter in form and substance satisfactory to the Purchaser, the Company shall advise its current accountants of the provisions of this Section 6.4 and in such letter and thereafter in connection with each audit of the Company, the Company shall advise such accountants in writing that the audit of the financial statements of the Company and its Subsidiaries shall be for the benefit of, and delivered to, the Senior Lender and the Purchaser and such parties shall be entitled to rely thereon. The Company hereby irrevocably authorizes and agrees to cause its Subsidiaries to irrevocably authorize all federal, state and municipal authorities to furnish to Purchaser copies of reports or examinations relating to the Company, whether made by the Company or otherwise.

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6.5          Accountants.

Company will retain, and cause each of its Subsidiaries to retain, independent public accountants who will certify the consolidated and consolidating financial statements of the Company and its Subsidiaries at the end of each fiscal year, and in the event that the services of the independent public accountants so selected, or any firm of independent public accounts hereafter employed by Company or its Subsidiaries, are terminated, the Company will promptly thereafter notify Purchaser and upon Purchaser's request, the Company will request or cause to be requested the firm of independent public accountants whose services are terminated to deliver (without liability to such firm) to Purchaser a letter from such firm setting forth the reasons for the termination of their services and in its notice to Purchaser the Company will state whether the change of accountants was recommended or approved by the board of directors of the Company or its Subsidiaries or any committee thereof. Any independent accountants reviewing or auditing the financial statements of the Company will deliver to the Purchaser written confirmation, in form and substance acceptable to Purchaser, that the Purchaser is authorized to rely on such auditor's reports.

6.6          Disclosure of Material Matters.

The Company will, immediately upon learning thereof, report to Purchaser (a) all matters materially affecting the value, enforceability or collectability of any material portion of the Collateral or its other assets including, without limitation, changes to significant contracts, schedules of equipment, changes of significant equipment or real property, the reclamation or repossession of, or the return to the Company of, a material amount of goods and material claims or disputes asserted by any customer or other obligor, and (b) any material adverse change in the relationship between the Company and any of its suppliers or customers.

6.7          Performance of Obligations.

The Company will duly and punctually pay and/or perform, and will cause its Subsidiaries to duly punctually pay and/or perform, its obligations under this Agreement, the Senior Loan Documents, the Acquisition Documents and the Other Agreements to which it is a party.

6.8          Preservation of Existence and Conduct of Business.

The Company will and will cause each of its Subsidiaries to preserve and maintain its corporate existence and all of its leases, privileges, franchises, qualifications and rights that are necessary or useful in the ordinary conduct of its business, and conduct its business as presently conducted in an orderly and efficient manner in accordance with good business practices.

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6.9          Maintenance of Properties.

The Company will and will cause each of its Subsidiaries to operate and maintain in good condition and repair (ordinary wear and tear excepted) and replace as necessary, all of its assets and properties which are necessary or useful in accordance with sound business practices in the proper conduct of its business so that the value and operating efficiency of its assets and properties are maintained and preserved. The Company will and will cause each of its Subsidiaries to at all times maintain the Intellectual Property in full force and effect, and will defend and protect the Intellectual Property against all adverse claims.

6.10        Payment of Taxes and Claims.

The Company will and will cause each of its Subsidiaries to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, vault, water and sewer rents, rates, charges, levies, permits, inspection and license fees and other governmental and quasi-governmental charges and any penalties or interest for nonpayment thereof, heretofore or hereafter imposed or which may become a Lien upon any property owned by the Company or any of its Subsidiaries or arising with respect to the occupancy, use, possession or leasing thereof (collectively the “Impositions”) and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, neither the Company nor any of its Subsidiaries will be required to pay or discharge any claim for labor, material, or supplies or any Imposition which is being contested in good faith by appropriate actions or proceedings diligently pursued, and for which adequate reserves in conformity with GAAP with respect thereto have been established to the reasonable satisfaction of Purchaser.

6.11        Compliance with Laws.

The Company will and will cause each of its Subsidiaries to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the operation of the Company's or any of its Subsidiaries' business if noncompliance with such acts, rules, regulations or orders could have a Material Adverse Effect; provided, however, the Company and each of its Subsidiaries may contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials by appropriate actions or proceedings diligently pursued, if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of Purchaser.

6.12        Payment of Leasehold Obligations.

The Company will and will cause each of its Subsidiaries to at all times pay, when and as due, its rental obligations under all leases under which it is a tenant or lessee, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Purchaser's request, will provide evidence of its having done so; provided, however, the Company and each of its Subsidiaries may contest or dispute its obligations under such leases by appropriate actions or proceedings diligently pursued if adequate reserves in conformity with GAAP with respect thereto are established to the reasonable satisfaction of Purchaser.

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6.13        Insurance.

The Company will and will cause each of its Subsidiaries to maintain, with financially sound, reputable and solvent companies, insurance policies (a) insuring its assets against loss by fire, explosion, theft and other risks and casualties as are customarily insured against by companies engaged in the same or a similar business, (b) insuring it against liability for personal injury and property damages relating to its assets, such policies to be in such amounts and covering such risks as are usually insured against by companies engaged in the same or a similar business, (c) insuring the lives of each of John Weinhardt and Tom Tekiele in the amount of $2,000,000 each, (d) affording directors and officers insurance from an insurer rated “A” or better which covers any Invitee or Designee of the Purchaser to the Company's Board of Directors in an amount of at least $3,000,000, with a deductible not to exceed $25,000, and is otherwise acceptable to Purchaser, and insuring such other matters as may from time to time be requested by Purchaser. All general liability policies shall be endorsed in favor of Purchaser as an additional insured. The life insurance described in subclause (c) shall be collaterally assigned to Purchaser pursuant to the Assignment of Life Insurance and any proceeds therefrom shall be applied to payment of the Senior Subordinated Obligations as provided in such Assignment. The Company shall provide copies of all such insurance policies to Purchaser and copies of comparable policies to the Senior Lender (all in a form consistent with the collateral priorities set forth in the Subordination Agreement and acceptable to Purchaser) within ten (10) days following Purchaser's request for the same. The Company shall (i) deliver all such policies to Purchaser immediately upon the Company's or any of its Subsidiaries' receipt thereof, (ii) pay, or cause to be paid, all premiums for such insurance at least thirty (30) days before such premiums become due, (iii) furnish to Purchaser satisfactory proof of the timely making of such payments, (iv) deliver all renewal policies to Purchaser at least thirty (30) days before the date the expiration date of each expiring policy, (v) cause such policies to require the insurer to give written notice to Purchaser of termination or material modification of any such policy at least thirty (30) days before such termination or material modification is to be effective, (vi) deliver certificates or other proofs of insurance to Purchaser annually within thirty (30) days prior to the anniversary of the date hereof, and (vii) immediately deliver written notice to the Purchaser of any casualty loss affecting the Collateral. If the Company or any of its Subsidiaries fails to provide and pay for any such insurance, Purchaser may, at its option, but shall not be required to, pay the same and charge the Company therefor. Notwithstanding the foregoing, the Company shall have ninety (90) days from the Closing Date to procure the insurance described in subclause (c) above.

6.14        Inspection Rights.

At any reasonable time and from time to time, the Company will and will cause each of its Subsidiaries to permit representatives of Purchaser to examine and make copies of the books and records of, and visit and inspect the properties of, the Company and its Subsidiaries, and to discuss the business, operations, and financial condition of the Company and its Subsidiaries with its respective officers and employees and with its independent certified public accountants. Such examinations and inspections may include, but are not limited to, audits of the application of proceeds from the Senior Subordinated Note. In accordance with the terms of Section 12.1 hereof, the Company will promptly reimburse Purchaser for all expenses incurred by representatives of Purchaser in connection with such inspections and loan monitoring. Upon the request of Purchaser, no more than once per calendar year the Company shall cause its President and Chief Financial Officer to visit Purchaser at Purchaser's offices in Detroit, Michigan, to consult with respect to the Senior Subordinated Obligations, the Company's business and such other matters as the Purchaser may reasonably request.

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6.15        Notices.

The Company will promptly, but in any event within five (5) Business Days after the President or Chief Financial Officer first becoming aware thereof, notify Purchaser in writing of:

(a)          the commencement of any event, including but not limited to, any action, suit, or proceeding against the Company or any of its Subsidiaries, that could have a Material Adverse Effect, which notice shall specify the nature of such event and what action the Company or such Subsidiary has taken or is taking or proposes to take with respect thereto;

(b)          the occurrence of an event of default, or an event which with the passage of time or giving of notice or both constitutes an event of default under the Senior Loan Documents or under any instrument or agreement evidencing any other Indebtedness of the Company or any of its Subsidiaries, which notice shall specify the nature of such event, condition or default and what action the Company or such Subsidiary has taken or is taking or proposes to take with respect thereto; or

(c)          The occurrence of a Default or an Event of Default, which notice shall specify the nature of such event, condition or default and what action the Company has taken or is taking or proposes to take with respect thereto.

Any notification required by this Section 6.15 shall be accompanied by a certificate of the Company, executed on its behalf by the President or Chief Financial Officer setting forth the details of the specified events and the action which the Company or any of its Subsidiaries proposes to take with respect thereto.

6.16        Senior Loan Document Amendments.

The Company shall promptly provide Purchaser with copies of all proposed amendments to the Senior Loan Documents and of all other agreements evidencing or relating to Indebtedness to which the Company is a party.

6.17        Further Assurances.

The Company shall execute and deliver, and shall cause to be executed and delivered, to Purchaser from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents as Purchaser may reasonably request, in order that the full intent of this Agreement and the Other Agreements may be carried into effect.

6.18        Compliance with ERISA and the Code.

The Company will comply, and will cause each other member of any Controlled Group to comply, with all minimum funding requirements, and all other material requirements, of ERISA and the Code, if applicable, to any Employee Benefit Plan it or they sponsor or maintain, so as not to give rise to any liability thereunder. The Company will pay and will cause each other member of any Controlled Group to pay when due any amount payable by it to the Pension Benefit Guaranty Corporation. Promptly after the filing thereof, the Company shall furnish to Purchaser with regard to each Employee Benefit Plan, copies of each annual report required to be filed pursuant to Section 104 of ERISA in connection with each such plan for each plan year.

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6.19        Compliance with Regulations T, U and X.

Neither the Company nor any Person acting on its behalf will take any action which might cause this Agreement, the Senior Subordinated Note, the Senior Loan Documents or any Other Agreements to violate, and the Company will take all actions necessary to cause compliance with, Regulations T, U and X of the Board of Governors of the Federal Reserve System and the Exchange Act, in each case as now in effect or as the same may hereafter be in effect.

6.20        Fiscal Year.

The Company will cause and will cause its Subsidiaries to cause their fiscal year to be the twelve month period ending December 31 of each year.

6.21        Environmental Costs.

(a)          The Company hereby indemnifies and holds Purchaser harmless from and against any liability, loss, damage, suit, action or proceeding pertaining to solid or hazardous waste materials or other waste-like or toxic substances, including, but not limited to, claims of any federal, state or municipal government or quasi-governmental agency or any third person, whether arising under any federal, state or municipal law or regulation, or tort, contract or common law that relates to the Company or any of its Subsidiaries.

(b)          To the extent the laws of the United States or any state in which property, leased or owned, of the Company or any of its Subsidiaries provide that a Lien upon the property of the Company or any of its Subsidiaries may be obtained for the removal of Hazardous Substances which have been released, no later than sixty (60) days after notice is given by Purchaser to the Company, the Company shall deliver to Purchaser a report issued by a qualified, third party environmental consultant selected by the Company and approved by Purchaser as to the existence of any Hazardous Substances located upon or beneath the specified property, leased or owned by the Company or any of its Subsidiaries. To the extent any such Hazardous Substance is located therein or thereunder that either (i) subjects the property to Lien or (ii) requires removal to safeguard the health of any Person, the Company shall remove, or cause to be removed, such Lien and such Hazardous Substance at the Company's expense.

6.22        Management.

The Company will cause members of the Management Group (so long as they continue to work for the Company) to devote substantially all of their time to the management of the Company.

6.23        Inspection; Board of Directors.

(a)          The Company and its Board of Directors will permit any representative designated by the Purchaser to (i) visit and inspect any of the properties of the Company; (ii) examine the corporate and financial records of the Company, and make copies thereof or extracts therefrom, and (iii) discuss the affairs, finances, and accounts of the Company with the directors, officers, key employees, and independent accounts of the Company.

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(b)          (i)            The Buyer and its Board of Directors will (A) permit the Purchaser, or the Purchaser's designee, to have one (1) individual authorized to attend all Board or Directors meetings of the Buyer or any committees thereof (the "Invitee"); and (B) permit the Purchaser to call a meeting of the Board of Directors of the Company or any committee thereof; (iii) provide such Invitee not less than five (5) Business Days’ actual notice of all regular meetings and two (2) Business Days’ actual notice of all special meetings of the Buyer’s Board of Directors or any committee thereof; and (iv) provide to such Invitee a copy of all materials and information distributed at or prior to such meetings or otherwise to the directors of the Company or members of any committee thereof.

(ii)          To the extent set forth in the Stockholders Agreement, if there are any Subdebt Shares outstanding (as defined in the Stockholders Agreement) and there are Senior Subordinated Obligations outstanding, the Purchaser shall have the right under Section 5(a)(ii)(B) of the Stockholders Agreement to (A) appoint two (2) voting members to the Buyer’s Board of Directors, and (B) upon the occurrence and continuance of any Event of Default specified in Section 8.1 of this Agreement, to appoint one (1) additional voting member to the Buyer's Board of Directors (each a "Designee").

(iii)         To the extent set forth in the Stockholders Agreement, if there are any Subdebt Shares outstanding but all of the Senior Subordinated Obligations have been paid in full, the Purchaser shall have the right under Section 5(a)(ii)(B) of the Stockholders Agreement to appoint two (2) voting members to the Buyer’s Board of Directors, but shall not have a right upon the occurrence and continuance of any Event of Default specified in Section 8.1 of this Agreement to appoint any additional voting members to the Buyer's Board of Directors.

(iv)         To the extent set forth in the Stockholders Agreement, if there are no Subdebt Shares outstanding but there are Senior Subordinated Obligations outstanding, the Purchaser shall have the right under Section 5(a)(ii)(B) of the Stockholders Agreement to (A) appoint one (1) voting member to the Buyer’s Board of Directors, and (B) upon the occurrence and continuance of any Event of Default specified in Section 8.1 of this Agreement, to appoint one (1) additional voting member to the Buyer's Board of Directors.

(v)          The Purchaser's right to appoint a Designee upon an Event of Default shall cease when the Event of Default is cured but this Section 6.23 shall continue in full force and effect such that the right to appoint a Designee in the future upon the occurrence and continuance of any Event of Default specified above.

(vi)         In those situations where the Purchaser is entitled to appoint a Designee as a result of an Event of Default under clause (ii) of this subsection, the Purchaser either, at its option, may designate the Chief Executive Officer of the Company as its Designee or remove the Chief Executive Officer as a Board member and appoint a different individual as its Designee.

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(vii)        The rights of the Purchaser hereunder are not transferable to any Transferee (as defined in the Stockholders Agreement), whether or not such Transferee is an Affiliate or a Permitted Transferee (each as defined in the Stockholders Agreement).

(c)          Meetings of the Board of Directors of the Buyer will be held at least quarterly, and at least on meeting per year will be held in person. The Buyer will cause its Board of Directors to call a meeting at any time upon the request of the Designee or Invitee. The Designee or Invitee may not be removed without the consent of the Purchaser. The Buyer and its Board of Directors further agree that the Buyer's Board of Directors shall have no more than seven (7) members (even in those instances when the Purchaser exercises its rights under this subsection and Section 5(a)(ii)(B) of the Stockholders Agreement to appoint a Designee upon an Event of Default). The Purchaser may, at any time, terminate its rights under this Section 6.23 by providing written notice of such termination to the Buyer.

(d)          In addition to any other rights or remedies to which the Purchaser and the Holders may be entitled, the Company agrees to and will indemnify and hold harmless the Purchaser, the Holders, their Affiliates and all of their respective successors, assigns, officers, directors, employees, attorneys, and agents (individually and collectively, an "Indemnified Party") from and against any and all losses, claims, obligations, liabilities, deficiencies, diminutions in value, penalties, causes of action, damages, costs, and expenses (including, without limitation, costs of investigation and defense, reasonable attorneys' fees and expenses) that the Indemnified Party may suffer, incur, or be responsible for, arising or resulting from the exercise of rights pursuant to this Section 6.23 and/or anyone's service or status as an "Invitee" or "Designee". The foregoing indemnification includes any such claims, actions, damages, costs and expenses incurred by reason of the comparative or contributory negligence of the Person indemnified, but excludes any of the same incurred by reason of such Person's gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

6.24        Actions Consistent With Agreements.

Neither the Company nor any of its Affiliates or Subsidiaries shall take any actions which might, or otherwise directly or indirectly attempt to, circumvent, avoid, undermine, or defeat any of their respect obligations under this Agreement or any of the Other Agreements.

6.25        Budget Approval.

On or before December 1 of each year, the Company shall provide Purchaser with its proposed budget for the next fiscal year, including budgeted monthly balance sheets, statements of income and statements of cash flows, and obtain the written approval from Buyer’s Board of Directors of such budget at the Board’s December meeting. Upon the occurrence and during the continuance of an Event of Default, the Company shall obtain Purchaser's written approval of such budget, which approval shall be given, withheld or conditioned, based on Purchaser's sole discretion.

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6.26        Post-closing Deliveries.

(a)          To accommodate the Closing, Purchaser will agree to accept facsimile, pdf or other electronic copies of the required Closing deliveries, including electronic executed copies of the Senior Subordinated Note and certificates for the Stock. The Company agrees to deliver to the Purchaser's counsel no later than five (5) Business Days following the Closing the original executed signature pages to the Senior Subordinated Note, Stock certificates, this Agreement, the Other Agreements, together with executed originals of all other Closing deliveries (to the extent originals of such other Closing deliveries are available). The Senior Subordinated Note will bear interest at the rate of 19.0% per annum for the period from the sixth Business Day after Closing until such time as the original executed Senior Subordinated Note, Stock certificates, this Agreement, the Other Agreements and all other original Closing documents have been delivered to Purchaser's counsel.

(b)          After the Closing Date, the Company will use its best efforts, without incurring unreasonable out-of-pocket costs, to cause Joslyn-Collier I LLC, a Michigan limited liability company, to provide the Purchaser with an executed Landlord’s Agreement in substantially the same form as set forth on Exhibit D to this Agreement.

7.            NEGATIVE COVENANTS

The Company covenants and agrees that from the date hereof until all of the Senior Subordinated Obligations have been finally and irrevocably paid in full in accordance with the terms hereof and thereof (unless waived or consented to in writing by Purchaser at its sole discretion):

7.1          Indebtedness.

Neither the Company nor any of its Subsidiaries will create, incur, issue, assume, guarantee or otherwise become liable for any Indebtedness, except Permitted Indebtedness. Any Permitted Indebtedness which consists of royalties or other contingent deferred purchase price payments to sellers in connection with future acquisitions shall be subordinated to the Senior Subordinated Obligations on terms satisfactory to Purchaser.

7.2          Limitation on Liens.

Neither the Company nor any of its Subsidiaries will incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, including, but not limited to, its shares of capital stock of each of its Subsidiaries, whether now owned or hereafter acquired, except for Permitted Liens.

7.3          Merger, Acquisition, Dissolution and Sale of Assets.

Neither the Company nor any of its Subsidiaries will (a) become a party to a merger or consolidation, (b) purchase or otherwise acquire all or a substantial part of the assets of any Person or any shares or other evidence of beneficial ownership of any Person, (c) dissolve or liquidate, (d) form, acquire or permit the existence of any Subsidiary or Subsidiaries or acquire any equity interest or make any investment in or loan to any other Person, or (e) sell, lease, assign, license, transfer or otherwise convey (except inventory in the ordinary course of business and other assets reasonably and in good faith determined by the Company or such Subsidiary to be obsolete or no longer necessary to the Company's or such Subsidiary's business), assign or transfer any of its assets, including without limitation the stock of any Subsidiary.

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7.4          Restricted Payments.

Neither the Company nor any of its Subsidiaries will at any time make or become obligated to make, directly or indirectly, (a) any declaration of any dividend on, or any other payment or distribution in respect of, any shares of the Company or such Subsidiary, (b) any professional fees, consulting fees, management fees, or any other payments to any shareholders or affiliates of the Company or its Subsidiaries, (c) any board or other fees to members of its Board of Directors (excluding board fees in an amount not to exceed $35,000 per year payable to independent board members, which are permitted), (d) any payment or distribution on account of the purchase, repurchase, redemption, put, call or other retirement of any shares of the Company or of any warrant, option or other right to acquire such shares (except pursuant to the Warrant Documents), or (e) any payment or distribution on account of any Indebtedness of the Company or such Subsidiary which is subordinate to the Senior Subordinated Note.

Notwithstanding the foregoing and subject to Section 8.5, the Company may pay annual management fees, payable in monthly installments in arrears, to Taglich Private Equity LLC in an aggregate amount not to exceed in any Fiscal Year $300,000 (the "Annual Management Fees"), provided that such Annual Management Fees shall cease immediately upon the occurrence and continuance of an Event of Default specified in Section 8.1(a) or, at Purchaser’s election, the occurrence and continuance of an Event of Default specified in Section 8.1(c) for three (3) consecutive months.

7.5          Loans and Investments.

Except for Permitted Investments, the Company will not make any advance, loan, extension of credit, or capital contribution to or investment in, or purchase any stock, bonds, notes, debentures, or other securities of any Person.

7.6          Transactions with Affiliates.

Except as contemplated by this Agreement and the Other Agreements, neither the Company nor any of its Subsidiaries will enter into any transaction with any director, officer, employee, shareholder, or Affiliate of the Company or such Subsidiary except transactions upon terms which are fair and reasonable and which shall be at least as favorable as would result in a comparable arm's-length transaction with a Person not a director, officer, employee, shareholder or Affiliate of the Company or such Subsidiary.

7.7          Nature of Business.

Neither the Company nor such Subsidiary will engage in any business other than the businesses set forth in Section 4.25, or any business reasonably related thereto.

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7.8          Modification of Senior Loan Documents/Acquisition Documents.

Neither the Company nor any of its Subsidiaries will agree or consent to any modification, amendment or waiver of any of the terms or provisions of the Senior Loan Documents, Acquisition Documents, Certificate of Incorporation or Bylaws, in effect on the date hereof, that could reasonably have a Material Adverse Effect on Purchaser’s rights or obligations hereunder, without Purchaser's prior written consent, which consent shall not be unreasonably withheld or delayed.

7.9          Capital Expenditures.

Neither the Company nor any of its Subsidiaries will make any Capital Expenditures if, as a result thereof, the Capital Expenditures (excluding Capital Expenditures relating to acquisitions which require Purchaser's approval pursuant to Section 7.3 hereof) of the Company and its Subsidiaries in the aggregate would, as a result thereof, exceed $1,050,000 for the fiscal year 2013 and $1,010,000 for any fiscal year thereafter. In the event that the Company or any of its Subsidiaries enters into a capital lease with respect to fixed assets, for purposes of calculating Capital Expenditures under this Section 7.9, the lesser of (a) the aggregate amount of the present value of all minimum payments (excluding executory costs) due for the entire term of such capital lease, or (b) the cost of such fixed asset at the inception of such capital lease shall be considered expended in full on the date that the Company or such Subsidiary enters into such capital lease.

7.10        Financial Covenants.

(a)          Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio of the Company on a consolidated basis at any time during the month to be less than the ratio set forth below for such month:

Month	Ratio
March 2013 and thereafter	2.90

(b)          Leverage to Cash Flow Ratio. The Company will not permit the Leverage to Cash Flow Ratio of the Company on a consolidated basis at any time during the month to be greater than the ratio set forth below for such month:

Month	Ratio
March 2013 – September 29, 2013	4.35
September 30, 2013 – March 30, 2014	4.10
March 31, 2014 – March 30, 2015	3.60
March 31, 2015 and thereafter	3.10

(c)          Fixed Charge Coverage Ratio. The Company will not permit the Fixed Charge Coverage Ratio of the Company on a consolidated basis at any time during the month to be less than the ratio set forth below for such month:

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Month	Ratio
March 2013 and thereafter	1.15

7.11        Remuneration.

Neither the Company nor any of its Subsidiaries will (i) permit the aggregate amount of salary, other direct and indirect remuneration (including, but not limited to, professional, consulting and management fees and expenses), and corporate overhead paid by the Company during any fiscal year to the Management Group to exceed the terms of their respective employment agreements as of the date hereof, except for reasonable and customary changes in annual compensation as may be authorized by the Company’s Board of Directors, or (ii) provide any members of the Management Group with employee benefits that are not generally provided to all employees.

7.12        Use of Proceeds.

The Company will not use the proceeds of the sale of the Senior Subordinated Notes for any other purpose except as set forth in Section 1.4.

7.13        Stock Issuances.

Except for Stock, the Company or its Subsidiaries shall issue no Capital Stock or become obligated to issue any Capital Stock.

7.14        Acquisition of Senior Debt.

Neither the Company nor any of its Affiliates shall purchase or otherwise acquire, directly or indirectly, any ownership or other interest of any kind, in the Senior Debt or any of the Senior Loan Documents.

8.            EVENTS OF DEFAULT

8.1          Events of Default.

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)          The Company shall fail to pay, when due (whether upon acceleration or otherwise), any principal, interest or other sums payable under either the Senior Subordinated Note, the Deferral Note or this Agreement, or shall fail to pay, when due (whether upon acceleration or otherwise), any other Senior Subordinated Obligations;

(b)          The Company or any of its Subsidiaries shall fail to pay when due, or shall breach any other obligation or covenant or create any default or event of default under (after passage of any applicable notice and cure periods, whether upon acceleration or otherwise), any Indebtedness in excess of $150,000 (other than the Senior Subordinated Obligations or the Senior Debt);

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(c)          The Company shall fail to perform or observe any agreement, covenant, term or condition contained in this Agreement, in the Senior Subordinated Note or in any of the Other Documents; provided, however, as long as such failures are curable, the Company shall be afforded a ten (10) day cure period the first five (5) times the Company fails to perform or observe any such agreement, covenant, term or condition (other than those relating to clause (a) of this Section 8.1);

(d)          The Company or its Subsidiaries shall fail to comply with any agreement, indenture, mortgage, deed of trust, or other agreement binding on it or affecting its properties or business, subject to any notice or cure period therein, which failure has a Material Adverse Effect upon the Company or the Subsidiaries, including, without limitation, any of the Senior Loan Documents or any of the Other Agreements to which the Company is a party;

(e)          Any representation, warranty or other material information whatsoever made or provided by the Company or its Subsidiaries in connection with this Agreement, the Senior Subordinated Note, or the Other Agreements or otherwise to induce Purchaser to purchase the Senior Subordinated Note or the Stock was incorrect or misleading in any material respect, when made;

(f)          The Company or any of its Subsidiaries shall become subject to an Event of Bankruptcy;

(g)          Any judgment or order for payment of money, not otherwise covered by insurance, shall be rendered against the Company or any of its Subsidiaries which exceeds $250,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(h)          The occurrence or existence of any event of default under the Senior Loan Documents after the expiration of any applicable notice and cure periods;

(i)           The occurrence of a material change in management control, directly or indirectly, of the Company or any of its Subsidiaries whereby John Weinhardt or Tom Tekiele ceases to serve in his respective current capacities or ceases to be responsible for the management of the Company (including by death or incapacity), and a replacement acceptable to Purchaser is not appointed and commence service within one hundred twenty (120) days thereafter; or

(j)           The occurrence of a Change of Control.

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8.2          Remedies of Holders upon Occurrence of Event of Default.

When any Event of Default described in Section 8.1 above, other than any Event of Default described in clause (f) thereof, has occurred and is continuing, Purchaser may (in addition to any other right, power or remedy permitted to Purchaser by law) declare the entire amount of the Senior Subordinated Obligations, including, without limitation, the entire principal, Yield Maintenance Fee (if any), and all interest accrued then outstanding under the Senior Subordinated Note and the Deferral Note, to be, and the same shall thereupon become, forthwith due and payable, without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, and in such event the Company shall (subject to the terms of the Subordination Agreement) forthwith pay to Purchaser an amount equal to one hundred percent (100%) of the amount thereof. When any Event of Default described in clause (f) of Section 8.1 above shall occur, all of the Senior Subordinated Obligations, including, without limitation, the entire principal, Yield Maintenance Fee (if any), and all accrued interest then outstanding under the Senior Subordinated Note, the Deferral Note, and all other Senior Subordinated Obligations, shall thereupon be forthwith due and payable without any presentment, demand, protest, notice of default, notice of intention to accelerate, notice of acceleration or other notice of any kind (including any notice by the Holders of the Senior Subordinated Note), all of which are hereby expressly waived by the Company, and the Company will (subject to the terms of the Subordination Agreement) forthwith pay all such amounts to Purchaser

8.3          Annulment of Acceleration.

The provisions of the foregoing Section 8.2 are subject to the condition that, if all or any part of the Senior Subordinated Obligations have been declared or have otherwise become immediately due and payable by reason of the occurrence of any Event of Default, Purchaser may, by written instrument delivered to the Company (an “Annulment Notice”), rescind and amend such declaration and the consequences thereof as to the Senior Subordinated Note and Deferral Note, provided that (a) at the time such Annulment Notice is delivered no judgment or decree has been entered for the payment of any monies due pursuant to such Senior Subordinated Obligations in connection therewith, and (b) all arrears of interest and all other sums payable on such Senior Subordinated Obligations in connection therewith (except any principal, interest, Yield Maintenance Fee which has become due and payable solely by reason of such declaration under Section 8.2 hereof) shall have been duly paid or deferred by the Holder of the Senior Subordinated Obligations agreeing to such rescission and annulment; and; provided that no such rescission and annulment shall extend to or affect any subsequent default or Event of Default or impair any right consequent thereto, and shall not be deemed a waiver of the Event of Default giving rise to the acceleration unless specifically waived in writing by Purchaser.

8.4          Payment of Subordinated Obligations.

Subject to the terms of the Subordination Agreement, Purchaser shall have the right, which is absolute and unconditional, to receive payment of the principal of and interest on the Senior Subordinated Note and payment of all other Senior Subordinated Obligations on the date when due and, upon the occurrence and continuance of an Event of Default, to institute suit against the Company for the enforcement of any such payment. Such rights shall not be impaired without Purchaser's prior written consent.

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8.5          Remedies.

Subject to the terms of the Subordination Agreement, if any Event of Default shall occur and be continuing, Purchaser may (a) exercise its rights to suspend the payment of the Annual Management Fees payable to Taglich Private Equity LLC or any affiliate or assignee thereof until such time as the default is cured, at which time, up to $300,000 in accrued but unpaid Annual Management Fees may be promptly paid, provided, that in the event Purchaser exercises its right hereunder to suspend payment of the Annual Management Fee, no more than $300,000 in aggregate Annual Management Fees shall accrue until after payment in full of all Senior Subordinated Obligations, and (b) exercise any other right or remedy it has at law, in equity or under this Agreement or any Other Agreement. No right or remedy conferred upon or reserved to Purchaser under this Agreement or any Other Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to Purchaser may be exercised from time to time and as often as may be deemed expedient by Purchaser.

8.6          Conduct No Waiver.

No course of dealing on the part of Purchaser, nor any delay or failure on the part of Purchaser to exercise any of its rights, shall operate as a waiver of such right or otherwise prejudice Purchaser's rights, powers and remedies. If the Company fails to pay, when due, the principal of, Yield Maintenance Fee (if any) or the interest on, the Senior Subordinated Note, the Deferral Note, or any other portion of the Senior Subordinated Obligations, or fails to comply with any other provision of this Agreement, the Company shall pay to the Holder, to the extent permitted by law, on demand, such further amounts as shall be sufficient to cover the cost and expenses, including, but not limited to, reasonable attorneys' fees, incurred by Purchaser in collecting any sums due on the Senior Subordinated Note and the Deferral Note or in otherwise enforcing any of Purchaser's rights.

9.            SUBORDINATION

Notwithstanding any provision in this Agreement to the contrary, the Indebtedness evidenced by the Senior Subordinated Note and the Deferral Note (if any) shall be subordinate in right of payment to all regularly scheduled payments of principal and interest with respect to Senior Debt, and Purchaser's rights and remedies hereunder shall be subordinate to the rights and remedies of the Senior Lender, in accordance with the terms and only to the extent of the Subordination Agreement. Nothing contained in this Article IX or elsewhere in this Agreement, the Senior Subordinated Note, the Deferral Note, or the Subordination Agreement is intended to or shall impair, as between the Company and Purchaser, the obligations of the Company, which are absolute and unconditional, to pay to Purchaser the principal of, Yield Maintenance Fee (if any), and interest on the Senior Subordinated Note and the Deferral Note and all other Senior Subordinated Obligations as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of Purchaser and creditors of the Company other than the holders of the Senior Debt, nor shall anything herein or therein prevent Purchaser from exercising all remedies otherwise permitted by applicable law upon a Default or an Event of Default under this Agreement.

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10.          FORM OF SENIOR SUBORDINATED NOTE; REGISTRATION, TRANSFER AND REPLACEMENT

10.1        Form of Senior Subordinated Note.

The Senior Subordinated Note initially delivered under this Agreement will be a fully registered note on the books of the Company. The Senior Subordinated Note is issuable only in fully registered form, in denominations of at least $1,000,000 (or the then-remaining outstanding balance thereof, if less than $1,000,000).

10.2        Subordinated Note Register.

The Company shall cause to be kept at the principal office a register for the registration and transfer of the Senior Subordinated Note. The names and addresses of the Holder of the Senior Subordinated Note, the transfer thereof and the name and address of the transferee of the Senior Subordinated Note shall be recorded in such register.

10.3        Issuance of New Senior Subordinated Note upon Exchange or Transfer.

Upon surrender for exchange or registration of transfer of any Senior Subordinated Note at the office of the Company designated for notices in accordance with Section 12.3 hereof, the Company shall execute and deliver, at its expense, one or more new Senior Subordinated Notes of any authorized denomination requested by the Holder of the surrendered Senior Subordinated Note each dated the date to which interest has been paid on the Senior Subordinated Note so surrendered (or, if no interest has been paid, the date of the surrendered Senior Subordinated Note) but in the same aggregate unpaid principal amount as the surrendered Senior Subordinated Note and registered in the name of such Person or Persons as shall be designated in writing by such Holder. Every Senior Subordinated Note surrendered for registration of transfer shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the Holder of such Senior Subordinated Note or by its attorney duly authorized in writing.

10.4        Replacement of Senior Subordinated Note and/or Deferral Note.

Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Senior Subordinated Note or any Deferral Note and, in the case of any such loss, theft or destruction, upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company or, in the event of such mutilation upon surrender and cancellation of such Senior Subordinated Note or Deferral Note the Company, without charge to the Holder thereof, will make and deliver a new Senior Subordinated Note or Deferral Note of like tenor and the same series in lieu of such lost, stolen, destroyed or mutilated Senior Subordinated Note or Deferral Note. If any such lost, stolen or destroyed Senior Subordinated Note or Deferral Note is owned by Purchaser or any other Holder whose credit is satisfactory to the Company, then the affidavit of an authorized officer of such owner setting forth the fact of loss, theft or destruction and of its ownership of the Senior Subordinated Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Senior Subordinated Note other than a written indemnification agreement of such owner (in form reasonably satisfactory to the Company).

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10.5        Deferral Note.

The provisions of Article X shall also apply to any Deferral Note issued by the Company as provided herein.

11.          INTERPRETATION OF AGREEMENT

11.1        Certain Terms Defined.

(a)          Terms used in this Agreement and not defined shall have the meanings ascribed thereto below.

Acquisition. This term means the acquisition of Target via an Agreement and Plan of Merger among Buyer, Merger Sub, Target and American Capital, Ltd., dated as of February 19, 2013, as amended.

Acquisition Documents. This term means the Agreement and Plan of Merger, dated as of February 19, 2013, among Buyer, Merger Sub, Target and American Capital, Ltd., as amended, and all other documents, instruments and/or agreements required thereunder or anticipated thereby.

Affiliate. This term means any Person directly or indirectly controlling, controlled by, or under common control with, the Person in question. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract, or otherwise.

Agreement. This term means this Note Purchase Agreement, including all amendments, modifications and supplements thereto.

Annual Management Fees. This term is defined in Section 7.4 hereof.

Annulment Notice. This term is defined in Section 8.3 hereof.

Appraised Value. This term is defined in the Stock Purchase Agreement.

Assignment of Life Insurance. This term means the Assignment of Life Insurance by the Company in favor of Purchaser on the lives of John Weinhardt and Thomas Tekiele, as amended or modified from time to time.

Business Day. This term means each day of the week except Saturdays, Sundays, and days on which banking institutions are authorized by law to close in the State of Michigan.

Capital Lease. This term means any lease which is or should be capitalized in accordance with GAAP.

Capital Expenditures or CAPEX. This term means expenditures made and liabilities or commitments incurred for the acquisition of any fixed assets or improvements, replacements, substitutions or additions thereto which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets or incurrence of such expenses by way of increased product or service charges, offset items or otherwise and payments with respect to capitalized lease obligations.

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Capital Stock. This term means, as to any Person, its common stock and any other capital stock of such Person authorized from time to time, and any other shares, options, interests, participations, or other equivalents (however designated) of or in such Person, whether voting or nonvoting, including, without limitation, common stock, options, warrants, preferred stock, phantom stock, stock appreciation rights, preferred stock, convertible notes or debentures, stock purchase rights, and all agreements, instruments, documents, and securities convertible, exercisable, or exchangeable, in whole or in part, into any one or more of the foregoing.

Change of Control. This terms means the Taglich Founding Investors shall cease to (i) own, directly or indirectly, fifty-one percent (51%) or more of the shares of issued and outstanding voting capital stock of the Company, or (ii) have the legal right or ability to elect a majority of the members of the board of directors of the Company, and a Change of Control of any of the Company’s Subsidiaries will include the Company failing to own directly or indirectly 100% of such Subsidiary’s Capital Stock or the sale of all or substantially all of such Subsidiary’s assets.

Closing. This term means the consummation of the transactions contemplated by the Note Agreement and the Other Agreements, in accordance with the terms thereof or with such amendments or waivers thereto as are acceptable to Purchaser in its sole discretion.

Closing Date. This term means the date on which all of the conditions stated in Article V hereof have been met to Purchaser's satisfaction and the purchase price for the Senior Subordinated Note has been paid.

Code. This term means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

Collateral. This term is defined in the Security Documents, and shall include all assets of the Company and its Subsidiaries (other than UFM) on or in which the Senior Lender has a Lien to secure the Senior Debt.

Common Stock. This term means all common stock of the Company issued from time to time.

Commission. This term means the Securities and Exchange Commission and any successor federal agency having similar powers.

Company. This term has the meaning set forth in the preamble, and, unless the context requires otherwise, shall include its successors and all of their Subsidiaries, if any.

Controlled Group. This term means any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which the Company is a member.

Current Interest Expense. This term means, for any period, all interest paid by the Company and its Subsidiaries on all Senior Debt, Senior Subordinated Note(s), Capital Leases and any other Permitted Indebtedness, less any deferred interest thereon which the Company and its Subsidiaries elects (but are not required) to pay during such period.

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Default. This term means the occurrence of any condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

Deferral Note. This term is defined in Section 2.1(c) hereof.

EBITDA. This term means the Company's and its Subsidiaries' earnings before interest, income taxes, depreciation, amortization and Annual Management Fees for the last full 12-month period immediately preceding the date of determination, determined in accordance with GAAP.

Employee Benefit Plan. This term means any employee benefit plan, as defined in Section 3(3) of ERISA, which is, previously has been or will be established or maintained by any member of a Controlled Group.

Environmental Laws. This term means all federal, state, or local laws, ordinances, rules, regulations, interpretations, directives and orders of courts or administrative agencies or authorities relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, and subsurface strata), and/or workplace health and safety and other laws, ordinances, rules, regulations, interpretations, directives and orders of courts or administrative agencies or authorities relating to (a) Hazardous Substances or (b) the manufacture, processing, distribution, use, treatment, handling, storage, disposal, or transportation of Hazardous Substances.

ERISA. This term means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations promulgated thereunder.

Event of Bankruptcy. This term means any of (a) the filing by a Person of a voluntary petition in bankruptcy under any provision of any bankruptcy law or a petition to take advantage of any insolvency act, (b) the admission in writing by a Person of its inability to pay its debts generally as they become due, (c) the appointment of a receiver or receivers for all or a material part of a Person's assets with the consent of such Person, (d) the filing of any bankruptcy, arrangement or reorganization petition by or, with the consent of a Person, against such Person under any provision of any bankruptcy law, (e) a receiver, liquidator or trustee of a Person or a substantial part of its assets shall be appointed pursuant to the Federal Bankruptcy Code by the order of a court of competent jurisdiction which shall not be dismissed or stayed within thirty (30) days, or (f) an involuntary petition to reorganize or liquidate a Person pursuant to the Federal Bankruptcy Code shall be filed against such Person and shall not be dismissed or stayed within 60 days.

Event of Default. This term is defined in Section 8.1 hereof.

Excess Interest. This term is defined in Section 2.8 hereof.

Exchange Act. This term means the Securities Exchange Act of 1934, as amended, and the regulations thereunder.

Extraordinary Expenses. This term means items outside the ordinary course of the Company's business.

Fiscal Year. This term means the Company’s fiscal year of January 1 through December 31.

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Fixed Charge Coverage Ratio. This term means, as of the date of any determination thereof, the ratio of (EBITDA - Taxes paid during the trailing twelve month period – CAPEX – Annual Management Fees) to (Current Interest Expense + Scheduled Debt Amortization) of the Company and its Subsidiaries, all determined for the twelve-month period ended as of the date of determination.

Funded Debt. This term means the sum of all Senior Debt, Senior Subordinated Obligations, and Capital Leases on the Target's latest internally prepared, GAAP compliant, consolidated balance sheet.

GAAP. This term means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question; provided that neither the Company nor its Subsidiaries may change the use or application of any accounting method, practice or principle without the prior written consent of Purchaser, which consent may require that an adjustment be made to certain of the covenants set forth herein. Accounting principles are applied on a consistent basis when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

Hazardous Substances. This term means all pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes and shall include, without limitation, any flammable explosives, radioactive materials, oil, hazardous materials, hazardous or solid wastes, hazardous or toxic substances or related materials (other than those in de minimus amounts permitted by law) defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, the Hazardous and Solid Waste Amendments of 1984, and the Hazardous Materials Transportation Act, as any of the same are hereafter amended, and in the regulations adopted and publications promulgated thereto; provided, in the event any of the foregoing Environmental Laws is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and, provided, further, to the extent that the applicable laws of any state establish a meaning for "hazardous substance," "hazardous waste," "hazardous material," "solid waste," or "toxic substance" which is broader than that specified in any of the foregoing Environmental Laws, such broader meaning shall apply.

Holder. This term means, when used in reference to the Senior Subordinated Note and/or the Senior Subordinated Obligations, means the Person or Persons who, at the time of determination, is the lawful owner of all or a portion of the Senior Subordinated Note or an obligee or payee of all or a portion of the Senior Subordinated Obligations. Unless otherwise provided in this Agreement, in each instance that the Holders are required to request or consent in concert to an action, the Holders will be deemed to have requested or consented to such action if the Holders of a majority in interest of the Registrable Securities so request or consent.

Impositions. This term is defined in Section 6.10 hereof.

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Indebtedness. This term means for any Person: (a) all indebtedness, whether or not represented by bonds, debentures, notes, securities, or other evidences of indebtedness, for the repayment of money borrowed, (b) all indebtedness representing deferred payment of the purchase price of property or assets, (c) all indebtedness under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes and leases of property or assets made as a part of any sale and lease-back transaction if required to be capitalized, (d) all indebtedness under guaranties, endorsements, assumptions, or other contractual obligations, including any letters of credit, or the obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, (e) all indebtedness secured by a Lien existing on property owned, subject to such Lien, whether or not the indebtedness secured thereby shall have been assumed by the owner thereof, (f) trade accounts payable more than ninety (90) days past due excluding trade accounts payable in an aggregate principal amount at any time outstanding of $25,000 which are being contested in good faith, (g) all amendments, renewals, extensions, modifications and refundings of any indebtedness or obligations referred to in clauses (a), (c), (d) or (e), excluding trade accounts payable in the ordinary course of business.

Initial Public Offering. This term means the first firm commitment underwritten public offering of Common Stock to the general public registered under the Securities Act completed by the Company and resulting in proceeds (before underwriting discounts and commissions) to the Company of at least $30,000,000 and which results in (i) an aggregate valuation of all of the outstanding shares of Common Stock on a fully diluted basis immediately after the consummation of such offering of at least $50,000,000 based on the initial offering price to the public in such offering, (ii) at least twenty-five percent of the Company's outstanding Common Stock being registered, and (iii) the listing of the Company's Common Stock on a nationally recognized securities exchange.

Intellectual Property. This term means all patents, patent rights, patent applications, licenses, inventions, trade secrets, know-how, proprietary techniques (including processes and substances), trademarks, service marks, trade names, copyrights and other intangible proprietary rights.

Interest Coverage Ratio. This term means, as of the date of any calculation thereof, the ratio of EBITDA to Current Interest Expense of the Company and its Subsidiaries for the twelve month period ending as of the date of calculation.

Interest Payment Date. This term means the last Business Day of each month except for December, in which month it means the third to the last Business Day of such month.

Investment Proceeds. This term means all payments of interest received by Purchaser on any portion of the principal of the Senior Subordinated Note, specifically excluding origination points and other fees.

Leverage to Cash Flow Ratio. This term means, as of the date of determination, the ratio of Funded Debt as of the date of such determination to EBITDA of the Company and its Subsidiaries for the twelve-month period ended as of such date of determination.

Lien. This term means any lien, mortgage, security interest, tax lien, pledge, encumbrance, financing statement, or conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness or any other obligation, whether arising by agreement, operation of law, or otherwise.

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Management Group. This term includes the following individuals, who are all officers or employees of the Company and/or its Subsidiaries: John Weinhardt and Tom Tekiele.

Material Adverse Effect. This term means (a) a material adverse effect upon the business, operations, properties, assets or condition (financial or otherwise) of the Company or any of its Subsidiaries or (b) the impairment of the ability of the Company or its Subsidiaries to perform their obligations under the Note Agreement or any of the Other Agreements to which it is a party or (c) the impairment of the ability of Purchaser to enforce or collect any of the Senior Subordinated Obligations. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

Maturity Date. This term means the earliest to occur of (a) the last Business Day prior to the fifth (5th) annual anniversary of the Closing Date, (b) the date on which the Senior Subordinated Note is accelerated pursuant to Article VIII hereof, or (c) the date on which the Senior Subordinated Obligations are paid in full.

Maximum Rate. This term is defined in Section 2.8 hereof.

Minimum Yield Amount. This term means the aggregate amount of Investment Proceeds which would equal thirty-two percent (32.0%) of the principal amount repaid.

Note Agreement. This term includes the Note Purchase Agreement dated as of the Closing Date between the Company and the Purchaser and all documents evidencing indebtedness thereunder or otherwise related to the Note Purchase Agreement, as the same may be amended from time to time, and any refinancing, refunding, or replacements of the indebtedness under the Note Purchase Agreement.

Other Agreements. This term means the Senior Subordinated Note, the Deferral Note, the Stock Purchase Agreement, the Stock certificates, the Security Documents, and all other agreements, instruments and documents (including, without limitation, notes, guarantees, powers of attorney, consents, assignments, contracts, notices, subordination agreements and all other written matter), and all renewals, modifications and extensions thereof, whether heretofore, now or hereafter executed by or on behalf of the Company, any of its Subsidiaries, any guarantor or any other Person and delivered to and for the benefit of Purchaser or any Person participating with Purchaser in the Senior Subordinated Note with respect to the Note Agreement or any of the transactions contemplated by the Note Agreement.

Partial Deferral. This term is defined in Section 2.1(c) hereof.

Pension Plan. This term means any employee pension benefit plan, as defined in Section 3(2) of ERISA, which is, was or will be established or maintained by any member of the Controlled Group.

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Permitted Indebtedness. This term means (a) any Indebtedness in favor of the Senior Lender under the Senior Loan Agreement and created pursuant thereto, (b) any Indebtedness in favor of Purchaser under the Note Agreement and/or the Other Agreements and created pursuant thereto, (c) presently existing or hereafter arising purchase money Indebtedness incurred by the Company to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.9 hereof, (d) indebtedness consisting of the financing of insurance premiums (by grant to the insurer of right of offset against payment of benefits under the relevant policy) with respect to a $2,000,000 term life insurance policy on the life of each of John Weinhardt and Tom Tekiele and (e) the Indebtedness as of the Closing Date, set forth on Schedule 4.10 hereto. Any Permitted Indebtedness which consists of royalties or other contingent deferred purchase price payments to sellers in connection with future acquisitions shall be subordinated to the Senior Subordinated Obligations on terms satisfactory to Purchaser.

Permitted Investments. This term means the following:

(a)          securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof (provided that the full faith and credit of the United States Government is pledged in support thereof), having maturities of not more than twelve (12) months from the date of acquisition;

(b)          time deposits and certificates of deposit (i) of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $100,000,000 with maturities of not more than twelve months from the date of acquisition or (ii) which are fully insured by the Bank Insurance Fund or Savings Association Insurance Fund with maturities of not more than twelve (12) months from the date of acquisition;

(c)          commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing not more than twelve (12) months after the date of acquisition; or

(d)          investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (c) above.

Permitted Liens. This term means (a) Liens in favor of the Senior Lender under the Senior Loan Documents, (b) Liens in favor of Purchaser under the Security Documents, (c) Liens securing purchase money Indebtedness incurred to finance the acquisition of capital assets by the Company, subject to the limitations placed on Capital Expenditures in Section 7.9 hereof, but only so long as (i) such Lien attaches only to the asset so financed, (ii) the Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price, including installation and freight, of the asset so financed and (iii) no Default or Event of Default has occurred and is continuing, (d) Liens for property taxes not yet due, (e) materialmen's, mechanics', worker's, repairmen's, employees' or other like Liens arising against the Company in the ordinary course of business, in each case which are either not delinquent or are being contested in good faith and by appropriate actions or proceedings conducted with due diligence and for the payment of which adequate reserves in accordance with GAAP have been established with respect thereto to the reasonable satisfaction of Purchaser, (f) deposits to secure payment of worker's compensation, unemployment insurance or other social security benefits, and (g) Liens set forth on Schedule 4.8.

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Permitted Transferees. This term means (i) any trust which is controlled and revocable by any Person acting alone, (ii) the spouse and lineal descendants of such Person, or (iii) a trust for the benefit of the spouse or lineal descendants of such person.

Person. This term means any individual, sole proprietorship, corporation, business trust, unincorporated organization, association, company, partnership, joint venture, governmental authority (whether a national, federal, state, county, municipality or otherwise, and shall include without limitation any instrumentality, division, agency, body or department thereof), or other entity.

Property. This term means all real property owned, leased or operated by the Company or any of its Subsidiaries.

Purchaser. This term means The Peninsula Fund V Limited Partnership, a Delaware limited partnership, together with all of their respective transferees, successors and assigns of all or any portion of the Senior Subordinated Note or the Senior Subordinated Obligations and any nominees on whose behalf any of the foregoing purchase or otherwise acquire any of such Indebtedness of the Company, and shall include, but not be limited to, each and every "Holder" as defined herein.

Register, registered, and registration refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

Reportable Event. This term means (i) any of the events set forth in Sections 4043(b) (other than a merger, consolidation or transfer of assets in which no Pension Plan involved has any unfunded benefit liabilities), 4068(f) or 4063(a) of ERISA, (ii) any event requiring any member of the Controlled Group to provide security under Section 401(a)(29) of the Code, or (iii) any failure to make payments required by Section 412(m) of the Code.

Scheduled Debt Amortization. This term means, for any period, the actual principal payments made by the Company and its Subsidiaries on Senior Debt, Senior Subordinated Note and Capital Leases.

Securities Act. This term means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security Documents. This term means all security agreements, pledge agreements, collateral assignments of life insurance (including the Assignment of Life Insurance), the guarantees, mortgages, deeds of trust and other documents executed in connection with the Note Agreement and granting to Purchaser liens and security interests in the Collateral, second in priority only to the liens and security interests of the Senior Lender under and only to the extent provided by the Senior Loan Agreement, all renewals, modifications or extensions of such documents, and any such documents hereafter executed in favor of Purchaser to secure payment of all or any part of the Senior Subordinated Note and the Senior Subordinated Obligations, together with all financing statements and other documents necessary to record or perfect the Liens granted by any of the foregoing.

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Senior Debt. This term means, at any given time, the Indebtedness (whether now outstanding or hereafter incurred) of the Company in respect of the Senior Loan Agreement, in a principal amount not to exceed $12,500,000 in revolving credit and $11,000,000 in term loans (less the aggregate amount of principal payments made by the Company or its Subsidiaries to the Senior Lender under such term loan), plus interest, fees, expenses, indemnities and all other amounts payable under the Senior Loan Agreement and any notes, security documents, guaranties or other loan documents referred to therein or pursuant thereto, secured by all assets of the Company or its Subsidiaries.

Senior Lender. This term means RBS Citizens, N.A., a national banking association, and its successors and assigns.

Senior Loan Agreement. This term means the Loan and Security Agreement between the Target and the Senior Lender, dated as of the date hereof, as amended from time to time in compliance with the Subordination Agreement, and all documents and instruments delivered pursuant thereto in connection with the loans and advances made thereunder.

Senior Loan Documents. This term means the Senior Loan Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, as amended from time to time in compliance with the Subordination Agreement.

Senior Subordinated Note. This term means a term promissory note in the principal amount of $11,500,000 issued to Purchaser pursuant to the Note Agreement, together with all renewals, modifications, extensions, substitutions and replacements thereof.

Senior Subordinated Obligations. This term means and includes any and all Indebtedness and/or liabilities of the Company and its Subsidiaries to Purchaser of every kind, nature and description, direct or indirect, secured or unsecured, joint, several, joint and several, absolute or contingent, due or to become due, now existing or hereafter arising, under the Note Agreement, the Senior Subordinated Note, the Deferral Note or any Other Agreement (regardless of how such Indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether or not evidenced by any agreement or instrument) and all obligations of the Company to Purchaser to perform acts or refrain from taking any action under any of the aforementioned documents, together with all renewals, modifications, extensions, increases, substitutions or replacements of any of such Indebtedness and/or liabilities.

Senior Term Debt. This term means the term loans in the aggregate original principal amount of $11,000,000 made by the Senior Lender to the Company pursuant to the Senior Loan Documents, maturing on the fifth anniversary of the Closing Date.

Stockholders Agreement. This term means the Stockholders Agreement, dated as of the Closing Date, between the Buyer, the Purchaser and the other stockholders party thereto.

Stock. This term means the Capital Stock of the Buyer that is acquired by the Purchaser pursuant to the Stock Purchase Agreement.

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Stock Documents. This term means the Stock, the Stock Purchase Agreement and the agreements, documents and instruments executed in connection therewith or contemplated thereby, as amended from time to time in accordance therewith.

Stock Purchase Agreement. This term means the Stock Purchase Agreement of even date between Purchaser and Buyer, as amended.

Subordination Agreement. This term means that certain Subordination and Intercreditor Agreement, dated as of the date hereof, among the Purchaser, the Senior Lender and the other parties listed on the signature pages thereto, as the same may be amended or replaced from time to time in accordance with the provisions hereof.

Subsequent Interest Deferral. This term is defined in Section 2.1(c) hereof.

Subsidiary. This term means each Person of which or in which the Company or its other Subsidiaries own directly or indirectly more than fifty percent (50%) of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors or equivalent body of such Person, if it is a corporation or similar person; (ii) the capital interest or profits interest of such Person, if it is a partnership, joint venture, or similar entity; or (iii) the beneficial interest of such Person, if it is a trust, association, or other unincorporated organization.

Taglich Founding Investors. This term has the meaning set forth in the Stockholders Agreement as in existence on the date hereof.

Target. This term means Unique Fabricating Incorporated, a Delaware corporation.

Tax Year. This term is defined in Section 7.4 hereof.

Taxes. This term means cash taxes paid on state and federal income during the specified time period.

Termination Event. This term means (a) a Reportable Event, (b) the termination of a Pension Plan which has unfunded benefit liabilities (including an involuntary termination under Section 4042 of ERISA), (c) the filing of a Notice of Intent to Terminate a Pension Plan, (d) the initiation of proceedings to terminate a Pension Plan under Section 4042 of ERISA, or (e) the appointment of a trustee to administer a Pension Plan under Section 4042 of ERISA.

Transfer. This term is defined in Section 12.5 hereof.

Transferee. This term means any Person to whom a Transfer is made.

UFM. This term means Unique Fabricating de Mexico, S.A. de C.V., a Mexico variable capital company.

UFR. This term means Unique Fabricating Realty, LLC, a Michigan limited liability company.

UFS. This term means Unique Fabricating South, Inc., a Michigan corporation.

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Yield Maintenance Fee. This term is defined in Section 2.2 hereof and includes any Yield Maintenance Fee arising as a result of Purchaser's exercise of its rights and remedies under Section 8.2 hereof.

(b)          Terms which are defined in other Sections of this Agreement shall have the meanings specified therein. All other terms contained in this Agreement shall have, when the context so indicates, the meanings provided for by the Uniform Commercial Code as adopted and in force in the State of Michigan, as from time to time in effect.

11.2        Accounting Principles.

(a)          Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done, unless specified otherwise, in accordance with GAAP, except where such principles are inconsistent with the requirements of this Agreement.

(b)          For purposes of the definitions of Interest Coverage Ratio, Fixed Charge Coverage Ratio and Leverage to Cash Flow Ratio only, the following five covenant variables: EBITDA, Current Interest Expense, CAPEX, Taxes and Scheduled Debt Amortization, are calculated as follows:

(i)          using the latest available internally prepared, GAAP compliant, financial statements; and

(ii)         calculating EBITDA, Current Interest Expense, CAPEX, Taxes and Scheduled Debt Amortization for the trailing twelve month (TTM) period through the date of the internally prepared statements.

11.3        Directly or Indirectly.

Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

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12.          MISCELLANEOUS

12.1        Expenses.

The Company agrees to pay (a) all out-of-pocket expenses of Purchaser (including reasonable fees, expenses and disbursements of Purchaser's counsel) in connection with the preparation, negotiation, enforcement, operation and administration of this Agreement, the Senior Subordinated Note, the Other Agreements, or any documents executed in connection therewith, or any waiver, modification or amendment of any provision hereof or thereof; (b) loan monitoring fees of Purchaser; and (c) if an Event of Default occurs, all court costs and costs of collection, including, without limitation, reasonable fees, expenses and disbursements of counsel employed in connection with any and all collection efforts. The attorneys' fees arising from such services, including those of any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel or Purchaser in any way or respect arising in connection with or relating to any of the events or actions described in this Article XII shall be payable by the Company to Purchaser, on demand, and shall be additional Senior Subordinated Obligations secured under this Agreement and the Other Agreements. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: recording costs, appraisal costs, paralegal fees, costs and expenses; accountants' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges, telegram charges; facsimile charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal services. The Company agrees to indemnify Purchaser from and hold it harmless against any documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery by the Company or any other Person of this Agreement, the Other Agreements, and any documents executed in connection therewith.

12.2        Indemnification.

IN ADDITION TO AND NOT IN LIMITATION OF THE OTHER INDEMNITIES PROVIDED FOR HEREIN OR IN ANY OTHER AGREEMENTS, THE COMPANY HEREBY INDEMNIFIES AND HOLDS HARMLESS PURCHASER AND ANY OTHER HOLDERS, AND EVERY AFFILIATE OF ANY OF THE FOREGOING, AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS, FROM ANY CLAIMS, ACTIONS, DAMAGES, COSTS, ATTORNEYS' FEES AND EXPENSES (INCLUDING ANY OF THE SAME ARISING OUT OF THE SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED) TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS, ACTIONS, DAMAGES, COSTS AND EXPENSES ARISE FROM OR RELATE TO THIS AGREEMENT OR THE OTHER AGREEMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, OR FROM ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING, OR FROM ANY VIOLATION OR CLAIM OF VIOLATION OF ANY APPLICABLE ENVIRONMENTAL LAWS WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY, OR FROM ANY GOVERNMENTAL OR JUDICIAL CLAIM, ORDER OR JUDGMENT WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OF THE COMPANY, OR FROM ANY BREACH BY THE COMPANY OF THE WARRANTIES, REPRESENTATIONS OR COVENANTS CONTAINED IN THIS AGREEMENT OR THE OTHER AGREEMENTS. THE FOREGOING INDEMNIFICATION INCLUDES ANY SUCH CLAIMS, ACTIONS, DAMAGES, COSTS, AND EXPENSES INCURRED BY REASON OF THE SOLE, COMPARATIVE OR CONTRIBUTORY NEGLIGENCE OF THE PERSON TO BE INDEMNIFIED, BUT EXCLUDES ANY OF THE SAME INCURRED BY REASON OF SUCH PERSON'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS DETERMINED BY A FINAL AND NONAPPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

48

12.3        Notices.

Except as otherwise expressly provided herein, all communications provided for hereunder shall be in writing and delivered or mailed by the United States mails, certified mail, return receipt requested, (a) if to Purchaser, addressed to Purchaser at the address specified on Annex I hereto or to such other address as Purchaser may in writing designate, (b) if to any other Holder, addressed to such Holder at such address as such Holder may in writing designate, and (c) if to the Company, addressed to the Company at the address set forth next to its name on the signature pages hereto or to such other address as the Company may in writing designate. Notices shall be deemed to have been validly served, given or delivered, and “the date of such notice” or words of similar effect shall mean the date five (5) days after deposit in the United States mails, certified mail, return receipt requested, with proper postage prepaid, or upon actual receipt thereof (whether by noncertified mail, telecopy, telegram, facsimile, express delivery or otherwise), whichever is earlier.

12.4        Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by Purchaser at the closing of the purchase of the Senior Subordinated Note, and (c) financial statements, certificates and other information previously or hereafter furnished to Purchaser, may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction which is legible shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence; provided that nothing herein contained shall preclude the Company from objecting to the admission of any reproduction on the basis that such reproduction is not accurate, has been altered, is otherwise incomplete or is otherwise inadmissible.

49

12.5        Assignment; Sale of Interest.

The Company may not sell, assign or transfer and shall not permit its Subsidiaries to sell, assign or transfer this Agreement or any of the Other Agreements or any portion thereof, including, without limitation, the Company's or its Subsidiaries’ rights, title, interests, remedies, powers and/or duties hereunder or thereunder. The Company hereby consents to Purchaser's participation, sale, assignment, transfer or other disposition (collectively, a “Transfer”), at any time or times hereafter, of this Agreement, or the Other Agreements to which the Company or its Subsidiaries is a party, or of any portion hereof or thereof, including, without limitation, Purchaser's rights, title, interests, remedies, powers and/or duties hereunder or thereunder. In connection with any Transfer, the Company agrees to cooperate fully with Purchaser and any potential Transferee. Such cooperation shall include, but is not limited to, reasonably cooperating with any audits or other due diligence investigation undertaken by any potential Transferee at no material out-of-pocket cost to the Company.

12.6        Successors and Assigns.

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.7        Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

12.8        Counterparts.

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart or reproduction thereof permitted by Section 12.3.

12.9        Reliance on and Survival Provisions.

All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the closing, (a) shall be deemed to be material and to have been relied upon by Purchaser, notwithstanding any investigation heretofore or hereafter made by Purchaser or on Purchaser's behalf, and (b) shall survive the delivery of this Agreement and the Senior Subordinated Note until all obligations of the Company under this Agreement shall have been satisfied.

12.10      Integration and Severability.

This Agreement and the Other Agreements embody the entire agreement and understanding among Purchaser, the Company and its Subsidiaries, and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any one or more of the provisions contained in this Agreement or in any Senior Subordinated Note, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein, and any other application thereof, shall not in any way be affected or impaired thereby.

50

12.11      LAW GOVERNING.

THIS AGREEMENT HAS BEEN SUBSTANTIALLY NEGOTIATED AND IS BEING EXECUTED, DELIVERED, AND ACCEPTED, AND IS INTENDED TO BE PERFORMED, IN THE STATE OF MICHIGAN. ALL OBLIGATIONS, RIGHTS AND REMEDIES HEREUNDER, SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN WITHOUT REFERENCE TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE. THE SENIOR SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MICHIGAN. PURCHASER RETAINS ALL RIGHTS UNDER THE LAWS OF THE UNITED STATES OF AMERICA, INCLUDING THOSE RELATING TO THE CHARGING OF INTEREST. THE COMPANY FURTHER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, THE NOTE OR ANY OTHER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY BE BROUGHT IN ANY COURT OF THE STATE OF MICHIGAN, OR IN ANY COURT OF THE UNITED STATES OF AMERICA SITTING IN MICHIGAN, AND THE COMPANY HEREBY SUBMITS TO AND ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION OF THOSE COURTS WITH RESPECT TO ITS PERSON AND PROPERTY, AND IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING BY PERSONAL DELIVERY TO SUCH AGENT OR TO THE COMPANY OR BY THE MAILING THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID TO THE COMPANY AT ITS ADDRESS SET FORTH IN SECTION 12.3, SUCH SERVICE TO BE EFFECTIVE AS THE EQUIVALENT OF PERSONAL DELIVERY FIVE (5) DAYS AFTER THE DATE OF MAILING AND SUCH SERVICE WILL CONSTITUTE PERSONAL SERVICE. NOTHING IN THIS SECTION 12.11 SHALL AFFECT THE RIGHT OF PURCHASER TO BRING ANY SUCH ACTION OR PROCEEDING AGAINST THE COMPANY OR PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH SUIT OR PROCEEDING IN THE ABOVE DESCRIBED COURTS.

12.12      WAIVERS; MODIFICATION.

NO PROVISION OF THIS AGREEMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

51

12.13      CONFIDENTIALITY.

PURCHASER AGREES TO KEEP ANY NON-PUBLIC INFORMATION DELIVERED OR MADE AVAILABLE TO IT BY THE COMPANY CONFIDENTIAL AND TO USE SUCH INFORMATION ONLY FOR THE PURPOSE OF EVALUATING, APPROVING, STRUCTURING AND ADMINISTERING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY (COLLECTIVELY, THE “TRANSACTIONS”); PROVIDED THAT NOTHING HEREIN SHALL PREVENT PURCHASER FROM DISCLOSING SUCH INFORMATION (I) TO PERSONS EMPLOYED OR RETAINED BY PURCHASER WHO ARE ENGAGED OR EXPECTED TO BE ENGAGED IN EVALUATING, APPROVING, STRUCTURING OR ADMINISTERING THE TRANSACTIONS, (II) TO ANY OTHER PERSON IF REASONABLY INCIDENTAL TO THE ADMINISTRATION OF THE TRANSACTIONS, (III) TO ANY OTHER PURCHASER OR HOLDER, (IV) PURSUANT TO ANY SUBPOENA OR EXPRESS DIRECTION OF ANY COURT OR OTHER AUTHORIZED GOVERNMENTAL AGENCY OR AS OTHERWISE REQUIRED BY LAW, (V) UPON THE REQUEST OR DEMAND OF ANY REGULATORY AGENCY, EXAMINER OR COMPARABLE AUTHORITY, (VI) WHICH HAS THERETOFORE BEEN PUBLICLY DISCLOSED OR IS OTHERWISE AVAILABLE TO PURCHASER ON A NON-CONFIDENTIAL BASIS FROM A SOURCE THAT IS NOT, TO ITS KNOWLEDGE, SUBJECT TO A CONFIDENTIALITY AGREEMENT WITH THE COMPANY, (VII) IN CONNECTION WITH ANY LITIGATION TO WHICH ANY PURCHASER OR ANY OF ITS AFFILIATES MAY BE A PARTY, (VIII) TO THE EXTENT NECESSARY IN CONNECTION WITH THE EXERCISE OF ANY REMEDY HEREUNDER, (IX) TO PURCHASER'S AFFILIATES (INCLUDING ITS GENERAL AND LIMITED PARTNERS AND INVESTMENT COMMITTEE), LEGAL COUNSEL AND INDEPENDENT AUDITORS (X) IN CONNECTION WITH ANY GENERAL ADVERTISING OR OTHER GENERAL WRITTEN DESCRIPTION BY PURCHASER OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (DISCLOSING ONLY THE NAME OF THE COMPANY AND ITS SUBSIDIARIES, THEIR LOGO AND THE AMOUNT AND/OR GENERAL NATURE OF THE INVESTMENT BY PURCHASER), AND (XI) SUBJECT TO PROVISIONS SUBSTANTIALLY SIMILAR TO THOSE CONTAINED IN THIS SECTION 12.13, TO ANY ACTUAL OR PROPOSED TRANSFEREE OR ASSIGNEE. A PURCHASER THAT DISCLOSES CONFIDENTIAL INFORMATION TO OTHER PERSONS AS CONTEMPLATED BY CLAUSE (I), (II) OR (IX) OF THE FOREGOING PROVISO SHALL INFORM SUCH OTHER PERSONS OF THE CONFIDENTIAL NATURE OF SUCH INFORMATION AND SHALL INSTRUCT THEM TO KEEP SUCH INFORMATION CONFIDENTIAL (EXCEPT FOR DISCLOSURES PERMITTED BY THE FOREGOING PROVISO). BEFORE ANY PURCHASER DISCLOSES CONFIDENTIAL INFORMATION PURSUANT TO CLAUSE (IV) AND (VII) OF THE FOREGOING PROVISO, SUCH PURCHASER SHALL, TO THE EXTENT PERMITTED BY LAW, ADVISE THE COMPANY OF SUCH PROPOSED DISCLOSURE SO THAT THE COMPANY MAY, IN ITS DISCRETION, SEEK AN APPROPRIATE PROTECTIVE ORDER.

12.14      WAIVER OF JURY TRIAL.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND PURCHASER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR SUBORDINATED NOTE OR ANY OF THE OTHER AGREEMENTS OR OTHER DOCUMENTS ENTERED INTO IN CONNECTION THEREWITH OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF PURCHASER IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

[SIGNATURE PAGE FOLLOWS]

52

IN WITNESS WHEREOF, the Company and Purchaser have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized.

BUYER AND MERGER SUB:

UFI ACQUISITION, INC.

By:
Richard L. Baum, Jr., as President

UFI MERGER SUB, INC.

By:
Richard L. Baum, Jr., as President

Company's Address for Notices:
Unique Fabricating Incorporated
800 Standard Parkway
Auburn Hills, MI 48326
Attn: John Weinhardt
Facsimile: (248) 853-7720
Email: jweinhardt@uniquefab.com

with a copy to:

Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attn: Ira A. Rosenberg
Facsimile: (973) 643-6500
Email: irosenberg@sillscummis.com

[ADDITIONAL SIGNATURE PAGE FOLLOWS]

53

PURCHASER:

THE PENINSULA FUND V LIMITED PARTNERSHIP

By:	Peninsula Fund V Management L.L.C.
Its: General Partner

By:	Peninsula Capital Partners L.L.C.
Its: Manager

By:
Scott A. Reilly
President and Chief Investment Officer

[NOTE PURCHASE AGREEMENT]

54

Execution Version

ANNEX I

to

Note Purchase Agreement

Information Concerning Purchaser

Purchaser:	The Peninsula Fund V Limited Partnership

Aggregate Principal Amount of Senior Subordinated Note:	$11,500,000

Common Stock:	350,000 shares, representing 19.425% of the Company's Common Stock on a fully diluted basis

Address for notices:	The Peninsula Fund V Limited Partnership
c/o Peninsula Capital Partners L.L.C.
500 Woodward Avenue, Suite 2800
Detroit, Michigan 48226
Attn: Scott A. Reilly, President
Phone: (313) 237-5100
Facsimile: (313) 237-5111
reilly@peninsulafunds.com

With a copy to:	Dickinson Wright PLLC
500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226
Attn: Richard M. Bolton, Esq.
Facsimile: (313) 223-3598
rbolton@dickinsonwright.com

Payments to be made by wire transfer to:	Comerica Bank/Master Trust
ABA#: 072-000-096
Unique Fabricating
16.0% Senior Subordinated Note
Further Credit to: The Peninsula Fund V
Limited Partnership
Master Trust Account #: 2158598546
Further Credit A/C #: 1085006914
Bank Contact: Ralph Johnston
(313)222-9053

Execution Version

EXHIBIT A-1

to

Note Purchase Agreement

Form of Senior Subordinated Note

(See Attached)

Execution Version

EXHIBIT A-2

to

Note Purchase Agreement

Form of Deferral Note

(See Attached)

Execution Version

Exhibit B

to

Note Purchase Agreement

Form of Covenant Compliance Certificate

(See Attached)

Execution Version

Exhibit C

to

Note Purchase Agreement

Trailing Twelve Months Financial Information

(See Attached)

Exhibit D

to

Note Purchase Agreement

Form of Landlord’s Agreement

(See Attached)

2

Execution Version

NOTE PURCHASE AGREEMENT

i

3.4	Investment for own Account.	7

3.5	Legend on Notes and Stock.	7

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7

4.1	Corporate Existence and Authority.	8

4.2	Financial Statements.	8

4.3	Default.	8

4.4	Authorization and Compliance with Laws and Material Agreements.	9

4.5	Environmental Condition of the Property.	9

4.6	Solvency.	10

4.7	Litigation and Judgments.	10

4.8	Rights in Properties; Liens.	11

4.9	Enforceability.	11

4.10	Indebtedness.	11

4.11	Taxes.	11

4.12	Use of Proceeds: Margin Securities.	12

4.13	ERISA.	12

4.14	Delivery of Senior Loan Documents and Acquisition Documents.	12

4.15	Disclosure.	13

4.16	Subsidiaries and Capitalization.	13

4.17	Current Locations.	13

4.18	Investment Company Act.	13

4.19	Securities Laws.	14

4.20	No Labor Disputes.	14

4.21	Brokers.	14

4.22	Liens.	14

ii

4.23	Insurance.	14

4.24	Conduct of Business.	14

4.25	Officers, Directors, Management Group, Etc.	14

4.26	Foreign Assets Control Regulations and Anti-Money Laundering.	15

5. CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER		15

5.1	Effectiveness of Senior Loan Documents.	15

5.2	Effectiveness of Subordination Agreement.	15

5.3	Minimum Availability.	15

5.4	Stockholders Equity.	16

5.5	No Litigation; Consummation of Transactions.	16

5.6	Documents.	16

5.7	Material Adverse Change.	18

5.8	Origination Points; Other Expenses.	19

5.9	No Default or Event of Default.	19

5.10	Representations and Warranties.	19

5.11	Due Diligence.	19

5.12	Acquisition Consummated.	19

5.13	Employment Agreements and Covenants.	19

6. AFFIRMATIVE COVENANTS		19

6.1	Financial Statements.	19

6.2	Certificates; Other Information.	20

6.3	Books and Records.	21

6.4	Financial Disclosure.	21

6.5	Accountants.	22

6.6	Disclosure of Material Matters.	22

iii

6.7	Performance of Obligations.	22

6.8	Preservation of Existence and Conduct of Business.	22

6.9	Maintenance of Properties.	23

6.10	Payment of Taxes and Claims.	23

6.11	Compliance with Laws.	23

6.12	Payment of Leasehold Obligations.	23

6.13	Insurance.	24

6.14	Inspection Rights.	24

6.15	Notices.	25

6.16	Senior Loan Document Amendments.	25

6.17	Further Assurances.	25

6.18	Compliance with ERISA and the Code.	25

6.19	Compliance with Regulations T, U and X.	26

6.20	Fiscal Year.	26

6.21	Environmental Costs.	26

6.22	Management.	26

6.23	Inspection; Board of Directors.	26

6.24	Actions Consistent With Agreements.	28

6.25	Budget Approval.	28

6.26	Post-closing Deliveries.	29

7. NEGATIVE COVENANTS		29

7.1	Indebtedness.	29

7.2	Limitation on Liens.	29

7.3	Merger, Acquisition, Dissolution and Sale of Assets.	29

7.4	Restricted Payments.	30

iv

7.5	Loans and Investments.	30

7.6	Transactions with Affiliates.	30

7.7	Nature of Business.	30

7.8	Modification of Senior Loan Documents/Acquisition Documents.	31

7.9	Capital Expenditures.	31

7.10	Financial Covenants.	31

7.11	Remuneration.	32

7.12	Use of Proceeds.	32

7.13	Stock Issuances.	32

7.14	Acquisition of Senior Debt.	32

8. EVENTS OF DEFAULT		32

8.1	Events of Default.	32

8.2	Remedies of Holders upon Occurrence of Event of Default.	34

8.3	Annulment of Acceleration.	34

8.4	Payment of Subordinated Obligations.	34

8.5	Remedies.	35

8.6	Conduct No Waiver.	35

9. SUBORDINATION		35

10. FORM OF SENIOR SUBORDINATED NOTE; REGISTRATION, TRANSFER AND REPLACEMENT		36

10.1	Form of Senior Subordinated Note.	36

10.2	Subordinated Note Register.	36

10.3	Issuance of New Senior Subordinated Note upon Exchange or Transfer.	36

10.4	Replacement of Senior Subordinated Note and/or Deferral Note.	36

10.5	Deferral Note.	37

11. INTERPRETATION OF AGREEMENT		37

v

11.1	Certain Terms Defined.	37

11.2	Accounting Principles.	47

11.3	Directly or Indirectly.	47

12. MISCELLANEOUS		48

12.1	Expenses.	48

12.2	Indemnification.	48

12.3	Notices.	49

12.4	Reproduction of Documents.	49

12.5	Assignment; Sale of Interest.	50

12.6	Successors and Assigns.	50

12.7	Headings.	50

12.8	Counterparts.	50

12.9	Reliance on and Survival Provisions.	50

12.10	Integration and Severability.	50

12.11	LAW GOVERNING.	51

12.12	WAIVERS; MODIFICATION.	51

12.13	CONFIDENTIALITY.	52

12.14	WAIVER OF JURY TRIAL.	52

vi

ANNEX, SCHEDULES AND EXHIBITS:

Annex I	Information Concerning Purchaser

Schedule 4.2	Financial Statements / Material Adverse Change
Schedule 4.3	Defaults Under Existing Agreements
Schedule 4.4	Authorizations, Approvals, Consents and Filings
Schedule 4.5	Environmental Condition of Property
Schedule 4.7	Litigation and Judgments
Schedule 4.8	Liens
Schedule 4.10	Indebtedness
Schedule 4.16	Subsidiaries and Capitalization
Schedule 4.17	Current Locations
Schedule 4.21	Brokers
Schedule 6.1(b)	MD&A

Exhibit A-1	Form of Senior Subordinated Note
Exhibit A-2	Form of Deferral Note
Exhibit B	Form of Covenant Compliance Certificate
Exhibit C	Trailing Twelve Months Financial Information
Exhibit D	Form of Landlord’s Agreement

vii